Exhibit 10.4

Execution Version

MIDLAND LOAN SERVICES, a division of PNC Bank, National Association as Servicer,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Indenture Trustee,

SERVICING AGREEMENT

Dated as of June 6, 2018

$125,440,000

Secured Tenant Site Contract Revenue Notes

TABLE OF CONTENTS

i

ii

EXHIBITS

Exhibit A:  Servicer Report

Exhibit B:  Special Servicer Report

Exhibit C: Notice of Acknowledgment

Exhibit D: Acknowledgment of Proposed Servicer

iii

This Servicing Agreement (this “Agreement”) is dated and effective as of June 6, 2018, between MIDLAND LOAN SERVICES, a division of PNC Bank, National Association, as servicer (in such capacity, the “Servicer”), and WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as indenture trustee under the Indenture referred to below (in such capacity, the “Indenture Trustee”).

WHEREAS, the Issuer will issue certain Notes pursuant to the Indenture;

WHEREAS, pursuant to the Indenture, the Indenture Trustee has agreed to act as indenture trustee with respect to the Notes; and

WHEREAS, the Indenture Trustee and the Obligors desire the Servicer to service the Notes on behalf of the Indenture Trustee, and the Servicer is willing to service the Notes for the Indenture Trustee pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

article I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01.   Defined Terms.  Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section 1.01. Capitalized terms, words and phrases not defined in this Section 1.01 (including in the preamble and recitals hereto) will have the meanings ascribed to them in the Indenture.

“Actual/360 Basis” shall mean the accrual of interest calculated on the basis of the actual number of days elapsed during the relevant period in a year assumed to consist of 360 days.

“Advance Interest” shall mean the interest accrued on any Advance for each day on which such Advance is outstanding at a rate of interest (compounded monthly) equal to the Prime Rate plus 3% for each such day on an Actual/360 Basis, all in accordance with Section 2.03(d) or Section 2.08(c), as applicable.

“Agreement” shall mean this Servicing Agreement, as it may be amended, modified, supplemented or restated following the Initial Closing Date.

“Annual Performance Certification” shall have the meaning assigned thereto in Section 2.05.

“Debt Service Advance” shall mean the advance required to be made by the Servicer (to the extent so provided in Section 2.08) on the Business Day preceding each Payment Date in an amount equal to the excess of (i) the Monthly Payment Amount for such Payment Date over (ii) the amount of funds on deposit in the Collection Account available to pay such amount in accordance with the distribution priorities set forth in Section 5.01(a)(iv) of the Indenture on such date.

“Defaulting Party” shall have the meaning assigned thereto in Section 5.01(b).

“Designated Person” shall have the meaning assigned thereto in Section 4.06.

“Equity Interest” shall mean, with respect to any Obligor, the capital stock, membership interests or other equity interests of such entity.

“Fannie Mae” shall mean Fannie Mae, formerly known as Federal National Mortgage Association.

“Freddie Mac” shall mean Freddie Mac, formerly known as Federal Home Loan Mortgage Corporation.

“Indenture” shall mean that certain Indenture dated as of June 6, 2018, between the Obligors and the Indenture Trustee.

“Indenture Trustee” shall have the meaning ascribed to it in the preamble hereto.

“Information” shall have the meaning ascribed to it in Section 2.10.

“Interested Person” shall mean the Parent, Issuer, any Asset Entity, the Manager, the Backup Manager, the Servicer, any Noteholder, or any Affiliate of any such Person.

“Liquidation Fee” shall mean, with respect to the Notes if they are Specially Serviced Notes, the fee designated as such and payable to the Servicer pursuant to Section 2.04(b).

“Liquidation Fee Rate” shall mean 1.00%.

“Manager Report” shall mean the report prepared by the Manager, substantially in the form of, and containing the information set forth in, Exhibit B to the Management Agreement.

“Midland” shall mean Midland Loan Services, a division of PNC Bank, National Association.

“Net Liquidation Proceeds” shall equal, for any Payment Date, all cash amounts (other than Insurance Proceeds or Condemnation Proceeds) received by the Servicer in connection with: (a) the full, discounted or partial liquidation of a Tenant Site Asset (or any proceeds thereof) or any other Collateral or any proceeds thereof (including the Equity Interest of any of the Obligors) following default, through the Servicer’s sale, foreclosure sale or otherwise, exclusive of any portion thereof required to be released to the Obligors in accordance with applicable law or the terms and conditions of the Indenture or the other Transaction Documents; or (b) the realization upon any deficiency judgment obtained against the Obligors or the Guarantor during the related Collection Period, net of any expenses incurred by the Servicer in connection with such disposition.

“Nonrecoverable Debt Service Advance” shall mean, as evidenced by a certificate of an authorized officer of the determining party, any portion of a Debt Service Advance previously made or to be made in respect of the Notes that, together with any then outstanding Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Net Liquidation Proceeds or any other recovery on or in respect of the Tenant Site Assets or from any funds on deposit in the Collection Account, giving due consideration to the limited assets of the Asset Entities.  With respect to Debt Service Advances, the Servicer shall not be required to take into account amounts on deposit in the Site Acquisition Accounts and the Yield Maintenance Accounts in making any nonrecoverability determination.  In making such determination, the relevant party may consider only the obligations of the Obligors and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tenant Site Assets in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding affecting an Obligor or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Tenant Site Assets and the Collateral for the Notes, the direct and indirect Equity Interests in the Obligors, available cash on deposit in the Lock Box Account (to the extent attributable to the Tenant Site Assets and excluding Shared Rent) and the Collection Account and the net proceeds derived from any of the foregoing.  The relevant party may update or change its nonrecoverability determination at any time.  Any such determination will be conclusive and binding on the Indenture Trustee (in the case of a determination made by the Servicer) and the Noteholders (in the case of a determination made by the Servicer or the Indenture Trustee) so long as it was made in accordance with the Servicing Standard (in the case of the Servicer).

“Nonrecoverable Servicing Advance” shall mean, as evidenced by a certificate of an authorized officer of the determining party, any portion of a Servicing Advance previously made or to be made in respect of the Notes or a Tenant Site Asset that, together with any then outstanding Advances, as determined by the Servicer (or, if applicable, the Indenture Trustee), in its reasonable good faith judgment, will not be ultimately recoverable (with interest thereon) from late payments, Insurance Proceeds, Condemnation Proceeds, Net Liquidation Proceeds or any other recovery on or in respect of the Tenant Site Assets or from any funds on deposit in the Collection Account, giving due consideration to the limited assets of the Asset Entities.  With respect to Servicing Advances, the Servicer will not be required to take into account amounts on deposit in the

Site Acquisition Accounts and the Yield Maintenance Reserve Accounts in making any nonrecoverability determination. In making such determination, the relevant party may consider only the obligations of the Obligors and the Guarantor under the terms of the Transaction Documents as they may have been modified, the related Tenant Site Assets in “as is” or then-current condition and the timing and availability of anticipated cash flows as modified by such party’s assumptions regarding the possibility and effect of future adverse changes, together with such other factors, including an estimate of future expenses, timing of recovery, the inherent risk of a protracted period to complete liquidation or the potential inability to liquidate collateral as a result of intervening creditor claims or of a bankruptcy proceeding affecting an Obligor or the Guarantor and the effect thereof on the existence, validity and priority of any security interest encumbering the Tenant Site Assets and the Collateral for the Notes, the direct and indirect Equity Interests in the Obligors, available cash on deposit in the Lock Box Account (to the extent attributable to the Tenant Site Assets and excluding Shared Rent) and the Collection Account and the net proceeds derived from any of the foregoing.  The relevant party may update or change its nonrecoverability determination at any time.  Any such determination will be conclusive and binding on the Indenture Trustee (in the case of a determination made by the Servicer) and the Noteholders (in the case of a determination made by the Servicer or the Indenture Trustee) so long as it was made in accordance with the Servicing Standard (in the case of the Servicer).

“Prime Rate” shall mean for any day, a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal.

“Qualified Bidder” shall have the meaning ascribed to it in Section 5.01(b).

“Qualified Insurer” shall mean an insurance company or security or bonding company qualified to write the related insurance policy in the relevant jurisdiction.

“Representatives” shall have the meaning ascribed to it in Section 2.10.

“Required Claims-Paying Rating” shall mean, with respect to any insurance carrier, in the case of the fidelity bond and errors and omissions insurance policy required to be maintained pursuant to Section 2.18, a claims paying ability rating from Moody’s and Fitch that is not more than two rating categories below the highest rated Notes outstanding, and in any event no lower than “B2” from Moody’s and “B” from Fitch or, if such carrier is not rated by Moody’s and Fitch, a rating of “A” from AM Best.

“Servicer” shall mean Midland, in its capacity as Servicer hereunder, or any successor servicer appointed as herein provided.

“Servicer Remittance Date” shall mean the Business Day preceding each Payment Date.

“Servicer Termination Event” shall have the meaning assigned thereto in Section 5.01(a).

“Servicing Advances” shall mean all customary, reasonable and necessary out-of-pocket costs and expenses (excluding costs and expenses of the Servicer’s overhead) incurred by the Servicer from time to time in the performance of its servicing obligations, including the costs and expenses incurred in connection with, (a) the preservation, ownership and protection of any Tenant Site Asset which, in the Servicer’s sole discretion exercised in good faith and in accordance with the terms of this Agreement, are necessary to prevent an immediate or material loss to the Asset Entities’ interest in such Tenant Site Asset, (b) the payment of Impositions and Insurance Premiums, (c) any enforcement or judicial proceedings, including court costs, attorneys’ fees and expenses, costs for third party experts, including environmental consultants, (d) certain Site Owner Impositions pursuant to Section 7.04 of the Indenture and (e) any other item specifically identified as a Servicing Advance herein; provided, however, the Servicer or the Indenture Trustee, as applicable, will not be responsible for advancing (i) the cost to cure any failure of the Tenant Site Assets to comply with any applicable law, including any Environmental Law, or to contain, clean up or remedy an environmental condition present at any Tenant Site Asset; (ii) any losses arising with respect to defects in the title to any Tenant Site Asset, or lack of a survey or updated survey; (iii) any costs of Capital Improvements to any Tenant Site Asset other than those necessary to prevent an immediate or material loss to the Asset Entities’ interest in such Tenant Site Asset; (iv) amounts required to cure any damages resulting from causes not required to be insured under the Indenture, and not so insured; or (v) any amounts necessary to fund the Reserves.

“Servicing Fee” shall mean the fee designated as such and payable to the Servicer pursuant to Section 2.04(a).

“Servicing Fee Rate” shall mean 0.04% per annum.

“Servicing File” shall mean any documents (including any correspondence files) in the possession of the Servicer and relating to the servicing of the Notes.

“Servicing Officer” shall mean any officer or employee of the Servicer involved in, or responsible for, the administration and servicing of the Notes, whose name and specimen signature appear on a list of servicing officers furnished by the Servicer to the Indenture Trustee on the Initial Closing Date, as such list may be amended from time to time by the Servicer.

“Servicing Report” shall have the meaning assigned thereto in Section 2.09(a).

“Servicing Standard” shall mean, with respect to the Servicer and any Sub-Servicers, to service and administer the Notes in accordance with the following standards: (i) with the same care, skill, prudence and diligence with which the Servicer generally services and administers comparable obligations for other third parties, giving due consideration to customary and usual standards of practice of prudent servicing by institutional servicers; (ii) with a view to timely payment of all scheduled payments of interest on the Notes and, if any of the Notes come into and continue in default, the maximization of the recovery on the Notes to the Noteholders, on a net present value basis (the relevant discounting of anticipated collections that will be distributable to the Noteholders to be performed at the Note Rates for the Notes), (iii) in accordance with applicable law and (iv) without regard to (A) any relationship that the Servicer or any Affiliate thereof may have with the Issuer, the Asset Entities, the Manager, any Tenant, any of their respective Affiliates or any other party to the Transaction Documents; (B) the ownership of any Note by the Servicer or any Affiliate thereof; (C) the obligation of the Servicer to make Debt Service Advances or Servicing Advances; (D) the right of the Servicer or any Affiliate thereof to receive compensation for its services or reimbursement of costs, generally under this Agreement or with respect to any particular transaction; and (E) any debt of the Issuer, the Asset Entities or any Affiliate thereof held by the Servicer or any Affiliate thereof.

“Servicing Transfer Event” shall mean any of the following events:

(a)the occurrence of any monetary or material non-monetary Event of Default; or

(b)the Servicer determines, in its reasonable, good faith judgment, that a Default (other than a Servicing Transfer Event described in clause (a) above) has occurred that is reasonably likely to materially impair the value of any material portion of the Collateral or the Assets, including the Tenant Site Assets, the Tenant Leases and the proceeds from any of the foregoing; or

(c)a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary action against any Obligor or the Guarantor under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against any Obligor or the Guarantor; or

(d)the Guarantor or an Obligor shall have consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding of or relating to such Obligor or the Guarantor; or

(e)an Obligor or the Guarantor shall have admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations; or

(f)the Servicer shall have received notice of an intervening Lien that is material to the Noteholders and is not a Permitted Encumbrance or the Servicer’s notice of a foreclosure of any intervening Lien encumbering a material potion of the Collateral or the other Assets, including the Tenant Site Assets, the Tenant Leases and the proceeds from any of the foregoing.

“Special Servicing Fee” shall mean the fee designated as such and payable to the Servicer pursuant to the first paragraph of Section 2.04(b).

“Special Servicing Fee Rate” shall mean 0.15% per annum.

“Special Servicing Report” shall have the meaning assigned thereto in Section 2.09(a).

“Specially Serviced Notes” shall mean the Notes during any period from the occurrence of a Servicing Transfer Event until such Notes cease to constitute Specially Serviced Notes in accordance with the following sentence.  The Notes shall cease to be Specially Serviced Notes at such time as no Servicer Transfer Event exists that would cause the Notes to continue to be (or thereafter again be) characterized as Specially Serviced Notes and such of the following as are applicable occur: (i) with respect to the circumstances described in clause (a) of the definition of Servicing Transfer Event that relate to the failure of the Obligors to pay any amount due on the Notes, the Obligors have paid all delinquent amounts and thereafter made three consecutive full and timely Monthly Payment Amounts under the terms of the Indenture (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving any Obligor or by reason of a modification, waiver or amendment granted or agreed to by the Servicer); (ii) with respect to the circumstances described in clause (a) of the definition of Servicing Transfer Event that relate to a material non-monetary Event of Default, or with respect to the circumstances described in clauses (b) and (f) of the definition of Servicing Transfer Event, such Event of Default or default, as the case may be, is cured; or (iii) with respect to the circumstances described in clauses (c), (d) or (e) of the definition of Servicing Transfer Event, such circumstances cease to exist in the reasonable, good faith judgment of the Servicer; and, with respect to clauses (i), (ii) and (iii) of this sentence, the Issuer has reimbursed the Servicer and the Indenture Trustee, as applicable, for then outstanding Advances, including Advance Interest thereon, and Additional Issuer Expenses, and paid the Servicer and/or the Indenture Trustee, as applicable, for unpaid fees then due to the Servicer and the Indenture Trustee.

“Specially Serviced Tenant Site Assets” shall mean (i) all Tenant Site Assets if the Indenture Trustee becomes the owner of the Equity Interests of the Issuer or (ii) the Tenant Site Assets of a particular Asset Entity if the Indenture Trustee becomes the owner of the Equity Interests of such Asset Entity.

“Sub-Servicer” shall mean any Person with which the Servicer has entered into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean the written contract between the Servicer and another Person relating to servicing and administration of the Notes as provided in Section 2.13.

“Successful Bidder” shall have the meaning assigned thereto in Section 5.01(b).

“Tenant Site Asset Acquisition Fee” shall mean the fee designated as such and payable to the Servicer pursuant to Section 2.04(b).

“Tenant Site Asset Release/Substitution Fee” shall mean the fee designated as such and payable to the Servicer pursuant to Section 2.04(b).

“Transaction Structuring Fee” shall mean a fee equal to 0.04% on the Initial Class Principal Balance of all Classes of the Notes Outstanding on the Closing Date which shall be payable on the Initial Closing Date.

“Workout Fee” shall mean the fee designated as such and payable to the Servicer pursuant to Section 2.04(b).

“Workout Fee Rate” shall mean 1.00%.

Section 1.02.   General Interpretive Principles.  For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)accounting terms not otherwise defined herein have the meanings assigned to them in accordance with United States generally accepted accounting principles as in effect from time to time;

(iii)references herein to “Articles,” “Sections,” “Subsections,” “Paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)the words “herein,” “hereof,” “hereunder,” “hereto,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)the terms “include” and “including” shall mean without limitation by reason of enumeration;

(vii)any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; and

(viii)references to a Person are also to its permitted successors and assigns.

article II

DUTIES OF THE SERVICER; REPRESENTATIONS AND WARRANTIES OF THE SERVICER

Section 2.01.   Servicer to Cooperate with Indenture Trustee.  The Servicer shall, in accordance with the Servicing Standard, perform all duties and functions explicitly ascribed to it in this Agreement and the other Transaction Documents on and after the date hereof.  In connection with the performance of its obligations under this Agreement and any other Transaction Document, the Servicer is hereby authorized to direct the Indenture Trustee to withdraw funds from the Collection Account and Reserve Accounts and direct the application of such funds in accordance with this Agreement or the applicable Transaction Document. The Indenture Trustee hereby grants to the Servicer the power and authority to perform on its behalf the duties, rights and remedies granted to the Indenture Trustee under the Indenture and the other Transaction Documents to the extent such duties, rights and remedies relate to the servicing and administration of the Tenant Site Assets and related Collateral, and the Indenture Trustee shall have no responsibility or liability for the Servicer's exercise of such duties, rights and remedies; provided that such grant shall not obligate the Servicer to perform any such duties, rights and remedies (other than those that the Servicer has expressly agreed to perform pursuant to the Transaction Documents).

Section 2.02.   Servicer Entitled to Rely on Information from Manager.  In connection with the performance of its obligations under this Agreement and the other Transaction Documents, the Servicer shall be entitled to conclusively rely upon written information or any certification provided to it by the Manager without the obligation to investigate the accuracy or completeness of any such information or any certification and shall have no liability in reliance thereon. For the avoidance of doubt, the Servicer shall have no obligations with respect to any Site Acquisition Account and is entitled to conclusively rely on all certifications and information provided by the Manager or the

Obligors with respect to any Site Acquisition Account and shall have no liability in reliance thereon.

Section 2.03.   Taxes, Assessments and Similar Items; Servicing Advances; Obligations of the Indenture Trustee Regarding Back-up Servicing Advances.

(a)The Servicer shall with respect to the Notes, and based solely on a certification furnished to it by the Issuer or the Manager pursuant to the Indenture or the Management Agreement, maintain records with respect to the Tenant Site Assets that are Fee Assets reflecting the status (including payment status) of real estate taxes, assessments and other similar items that are or may become a lien thereon and with respect to all Tenant Site Assets, the status (including payment status) of insurance premiums (including renewal premiums) payable in respect thereof and, based solely on such certification, and shall use reasonable efforts to effect or cause the Obligors or the Manager to effect payment thereof prior to the applicable penalty or termination date.  The Servicer shall be entitled to rely on the certification with respect to the foregoing items furnished to it by the Issuer or the Manager, without any obligation to investigate the accuracy or completeness of any information set forth therein, and shall have no liability with respect thereto.

(b)In accordance with the Servicing Standard, the Servicer shall advance with respect to the Tenant Site Assets all such funds as are necessary for the purpose of effecting the timely payment of (i) Impositions and (ii) Insurance Premiums, in each instance if and to the extent that funds in the Impositions and Insurance Reserve Account are insufficient to pay such item when due, and the Servicer has received notice that, or has Knowledge that, the Obligors have failed to pay such item on a timely basis; provided that in the case of amounts described in the preceding clause (i), the Servicer shall not make a Servicing Advance of any such amount if the Servicer reasonably anticipates (in accordance with the Servicing Standard) that such amounts will be paid by the Obligors on or before the applicable penalty date, in which case the Servicer shall use efforts consistent with the Servicing Standard to confirm whether such amounts have been paid.  Subject to Section 2.03(c), the Servicer shall make a Servicing Advance of such amounts, if necessary, not later than five (5) Business Days following confirmation by the Servicer that such amounts have not been, or are not reasonably likely to be, paid by the applicable penalty date.  If the Servicer fails to make any Servicing Advance when otherwise required to do so, then, to the extent a Responsible Officer of the Indenture Trustee has Knowledge of such failure on the part of the Servicer, and subject to Section 2.03(c), the Indenture Trustee will be required, if deemed recoverable, to make such Servicing Advance on the Business Day following the day on which the Servicer would have been required to make such Servicing Advance.  The Servicer will also make Servicing Advances to the extent it is required to do so pursuant to Section 7.04(c) of the Indenture.

(c)Notwithstanding anything herein to the contrary, no Servicing Advance shall be required to be made hereunder if such Servicing Advance would, if made, constitute a Nonrecoverable Servicing Advance.  The determination by the Servicer (or the Indenture Trustee, as applicable) that it has made a Nonrecoverable

Servicing Advance or that any proposed Servicing Advance, if made, would constitute a Nonrecoverable Servicing Advance, shall be made by such Person in its reasonable good faith judgment and shall be evidenced by a certificate of a Servicing Officer delivered to the Indenture Trustee (in the case of the Servicer), setting forth the basis for such determination accompanied by any other material information or reports that the Person making such determination may have obtained and that support such determination, the cost of which reports shall be a Servicing Advance.  The Indenture Trustee shall be entitled to rely conclusively on any nonrecoverability determination made by the Servicer with respect to a particular Servicing Advance.  Any such determination will be conclusive and binding on the Indenture Trustee (if such determination is made by the Servicer) and Noteholders so long as it was made in accordance with the Servicing Standard.

(d)The Servicer and the Indenture Trustee shall each be entitled to receive Advance Interest accrued on the amount of each Servicing Advance made thereby (with its own funds) for each day as such Servicing Advance is outstanding and such interest shall be payable out of general collections on deposit in the Collection Account in accordance with the Transaction Documents. The Servicer and the Indenture Trustee will each be entitled to reimbursement of any Advances made by it from funds in the Collection Account, in accordance with the priorities set forth in Section 5.01 of the Indenture (except if an Event of Default has occurred and is continuing or during an Amortization Period, the Servicer and the Indenture Trustee may reimburse itself for Advances with any funds available in the Collection Account without regard to the priorities set forth in Section 5.01 of the Indenture).

(e)In accordance with the Servicing Standard, the Servicer shall take such actions as are necessary to cause any recording, filing or depositing of any financing statement or continuation statement necessary to maintain perfection of the security interests in the Collateral Granted pursuant to the Transaction Documents.

Section 2.04.   Servicing and Special Servicing Compensation; Interest on and Reimbursement of Servicing Advances; Payment of Certain Expenses.

(a)As compensation for its activities hereunder, the Servicer shall be entitled to receive a fee on each Payment Date for the Interest Accrual Period ending on or immediately preceding such Payment Date (such fee, the “Servicing Fee”).  The Servicing Fee shall accrue on a 30/360 Basis during each Interest Accrual Period at the Servicing Fee Rate on the aggregate Outstanding Class Principal Balance of all Classes of the Notes Outstanding on the first day of such Interest Accrual Period.  The Servicing Fee shall cease to accrue if no Notes are Outstanding.  The Servicing Fee for each Interest Accrual Period shall be payable in arrears on each Payment Date pursuant to Article V of the Indenture. The Servicer shall also be entitled to recover unpaid Servicing Fees out of any related Insurance Proceeds, Condemnation Proceeds or Net Liquidation Proceeds.

As additional compensation, on the Initial Closing Date, the Servicer shall also be entitled to receive the Transaction Structuring Fee.

After termination or resignation of Midland as Servicer, Midland shall not have any rights under this Agreement except as set forth in this Section 2.04, the final sentence of each of Section 4.03, Section 4.04, Section 4.06, the second to last paragraph of Section 5.01, Section 5.02 and Section 6.02.

Subject to the Servicer’s right to employ Sub-Servicers, the right to receive the Servicing Fee or Other Servicing Fees may not be transferred in whole or in part except pursuant to this Section 2.04 and in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement.

The Servicer shall be entitled to receive reasonable out-of-pocket expenses for any consent, approval or other action requested by the Issuer and such expenses shall be payable as Additional Issuer Expenses.

(b)As compensation for its activities hereunder, the Servicer shall be entitled to receive on each Payment Date a fee (the “Special Servicing Fee”) with respect to the Notes when they are Specially Serviced Notes.  The Special Servicing Fee shall accrue on a 30/360 Basis during each Interest Accrual Period at the Special Servicing Fee Rate on the aggregate Class Principal Balance of all Classes of the Notes Outstanding  on the first day of such Interest Accrual Period. The Special Servicing Fee shall cease to accrue if no Notes are Outstanding or when the Notes cease to be Specially Serviced Notes.  Earned but unpaid Special Servicing Fees shall be payable in arrears on each Payment Date pursuant to Article V of the Indenture.  The Servicer shall also be entitled to recover unpaid Special Servicing Fees out of any related Insurance Proceeds, Condemnation Proceeds or Net Liquidation Proceeds.

As further compensation for its activities hereunder, the Servicer shall also be entitled to receive a fee (the “Liquidation Fee”) with respect to any Net Liquidation Proceeds equal to the product of the Liquidation Fee Rate and the amount of such Net Liquidation Proceeds, which shall be payable upon receipt of such proceeds.

As further compensation for its activities hereunder, if, as a result of a workout or restructuring by the Servicer, when the Notes cease to constitute Specially Serviced Notes, the Servicer shall be entitled to receive a fee (the “Workout Fee”); provided that no Workout Fee shall be payable from, or based upon the receipt of, Net Liquidation Proceeds, or out of any Insurance Proceeds or Condemnation Proceeds.  The Workout Fee shall be payable out of, and shall be calculated by the Servicer by application of the Workout Fee Rate to, each payment of interest and principal received on the Notes after the Notes cease to be, and for so long as the Notes are not, Specially Serviced Notes.  The Workout Fee will cease to be payable if a Servicing Transfer Event occurs with respect to the Notes; provided that a new Workout Fee will become payable if and when the Notes again cease to be Specially Serviced Notes (in accordance with the definition thereof).  If the Servicer is terminated or resigns hereunder, it shall retain the right to receive any and all Workout Fees payable in respect of the Notes thereafter, for so long as the Notes are not Specially Serviced Notes during the period that it acted as Servicer and that were still not Specially Serviced Notes at the time of such termination or resignation, or if the Notes would have ceased to have been Specially Serviced Notes at the time of termination or resignation but for the payment of three Monthly Payment Amounts (and the successor servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for the Notes ceases to be payable in accordance with the preceding sentence.  The provisions of the preceding sentence shall survive the termination or resignation of the Servicer hereunder.  Earned but unpaid Workout Fees shall be payable in arrears on each Payment Date pursuant to Article V of the Indenture.

As further compensation for its activities hereunder, if an Additional Tenant Site Asset or Additional Obligor Tenant Site Asset is acquired, the Servicer shall also be entitled to receive a processing fee (the “Tenant Site Asset Acquisition Fee”) equal to $1,000 plus reimbursement of all reasonable out-of-pocket costs and expenses related to such acquisition; provided, however, that in connection with any addition of an Additional Tenant Site Asset or Additional Obligor Tenant Site Asset in connection with an issuance of Additional Notes, such fee is limited to the reimbursement of all reasonable out-of-pocket costs and expenses related to such issuance; provided, further, that the Tenant Site Asset Acquisition Fee shall not be payable in connection with acquisitions funded from a Site Acquisition Account.

As further compensation for its activities hereunder, in case of a disposition or substitution of a Tenant Site Asset, the Servicer is entitled to receive a processing fee (the “Tenant Site Asset Release/Substitution Fee”) equal to $1,000 plus reimbursement of all reasonable out-of-pocket costs and expenses related to each such Tenant Site Asset disposition or substitution made in accordance with the Indenture.

(c)The Servicer shall be required (subject to Section 2.03(c)) to pay out of its own funds all expenses incurred by it in connection with its servicing activities hereunder including payment of any amounts due and owing to any of the Sub-Servicers retained by it (including, except as provided in Section 2.13, any termination fees) and the premiums for any blanket policy or the standby fee or similar premium, if any, for any master force place policy obtained by it insuring against hazard losses pursuant to the Transaction Documents (but excluding incremental increases to such premiums resulting from the addition of any of the Tenant Site Assets or other Collateral to such coverage, which increases shall be reimbursed as Servicing Advances), if and to the extent that such expenses are not Servicing Advances or expenses payable directly out of the Collection Account in accordance with the Transaction Documents or otherwise, or any Reserve Accounts, and the Servicer shall not be entitled to reimbursement for any such expense incurred by it except as expressly provided in this Agreement and the other Transaction Documents.

(d)In addition to the foregoing, the Servicer shall be entitled to recover unpaid Servicing Fees and unpaid Other Servicing Fees as provided in Section 3.03 of the Indenture or Article IV of the Indenture.  Notwithstanding anything to the contrary set forth herein, the obligation to pay the Servicer Fees earned under this Section 2.04 shall survive the termination of this Agreement and the termination or resignation of the Servicer.

Section 2.05.   Annual Statements as to Compliance.

(a)On or before March 31 of each year, beginning in 2019, the Servicer shall, at its expense, cause a firm of independent public accountants to furnish to the Indenture Trustee a statement generally to the effect that (i) it has obtained a letter of representation regarding certain matters from the management of the Servicer that includes an assertion that the Servicer has complied with certain minimum mortgage loan servicing standards (to the extent applicable to commercial mortgage loans), identified in the Uniform Single Attestation Program for Mortgage Bankers established by the Mortgage Bankers Association of America, with respect to the servicing of commercial mortgage loans, during the most recently completed calendar year and (ii) on the basis of an examination conducted by such firm in accordance with established criteria, that such representation is fairly stated in all material respects, subject to such exceptions and other qualifications as may be appropriate. In rendering such report, the firm may rely, as to matters relating to the direct servicing of the Notes by a Sub-Servicer with which the Servicer has entered into a Sub-Servicing Agreement relating to servicing and administration of the Notes, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the Servicing Standard, within one (1) year of the report with respect to those Sub-Servicers.

(b)The Servicer shall deliver to the Indenture Trustee on or before March 31 of each year, beginning in 2019, at its own expense, a certificate signed by a Servicing Officer (the “Annual Performance Certification”), to the effect that, to the knowledge of such officer, the Servicer has fulfilled its obligations under this Agreement in all material respects throughout the preceding calendar year (or such shorter period of time in the case of a successor servicer) (and if it has not so fulfilled certain of such obligations, specifying the details thereof), or in the case of the first such certificate, the portion thereof commencing on the Initial Closing Date and ending December 31, 2018.

Section 2.06.   Representations and Warranties of the Servicer.

(a)The Servicer hereby represents and warrants to the Indenture Trustee and for the benefit of the Noteholders, as of the Initial Closing Date and as of the Closing Date with respect to any additional Series of Notes, that:

(i)The Servicer is duly organized, validly existing in good standing as a division of PNC Bank, National Association, and the Servicer is in compliance with the laws of the State in which each of the Tenant Site Assets are located to the extent necessary to ensure the enforceability of the Indenture and to perform its obligations under this Agreement, except where the failure to so qualify or comply would not have a material adverse effect on the ability of the Servicer to perform its obligations hereunder.

(ii)The Servicer’s execution and delivery of, performance under and compliance with this Agreement, will not violate the Servicer’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, which default or breach, in the reasonable judgment of the Servicer, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(iii)The Servicer has the full power and authority to enter into and consummate all transactions involving the Servicer contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Servicer, enforceable against the Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, liquidation, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)The Servicer is not in violation of, and its execution and delivery of, performance under and compliance with this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any Governmental Authority, which violation, in the Servicer’s reasonable judgment, is likely to affect materially and adversely either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vi)No litigation is pending or, to the best of the Servicer’s knowledge, threatened against the Servicer, the outcome of which, in the Servicer’s reasonable judgment, would prohibit the Servicer from entering into this Agreement or that, in the Servicer’s reasonable judgment, could reasonably be expected to materially and adversely affect either the ability of the Servicer to perform its obligations under this Agreement or the financial condition of the Servicer.

(vii)The Servicer has errors and omissions insurance in the amounts and with the coverage required by Section 2.18.

(viii)No consent, approval, authorization or order of any Governmental Authority is required for the consummation by the Servicer of the transactions contemplated herein, except for those consents, approvals, authorizations or orders that previously have been obtained or cannot be obtained prior to the actual performance by the Servicer of its obligations under this Agreement and except where the lack of such consent, approval, authorization or order would not have a material adverse effect on the ability of the Servicer to perform its obligations under this Agreement.

(b)The representations and warranties of the Servicer set forth in Section 2.06(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Indenture Trustee and the Noteholders for so long as the Notes remain Outstanding.  Upon a Responsible Officer of the Indenture Trustee or the Servicer obtaining Knowledge of a breach of such foregoing representations and warranties that materially and adversely affects the interests of the Noteholders, the party discovering such breach shall give prompt written notice thereof, as applicable, to the Indenture Trustee, the Servicer and the Controlling Class Representative, if any.

(c)Any successor servicer shall be deemed to have made, as of the date of its succession, each of the representations and warranties set forth in Section 2.06(a), subject to such appropriate modifications to the representation and warranty set forth in Section 2.06(a)(i) to accurately reflect such successor’s jurisdiction of organization and whether it is a corporation, partnership, bank, association or other type of organization; provided that, if the Indenture Trustee is acting in the capacity as successor servicer, the Indenture Trustee shall have been deemed to have made, as of the date of its succession, the representations and warranties set forth in Section 2.06(a)(i) through Section 2.06(a)(iv) and its agent shall upon its appointment have made the representations and warranties set forth in Section 2.06(v) through Section 2.06(viii).

Section 2.07.   Access to Certain Information.  Subject to the provisions of Section 2.10, the Servicer shall provide or cause to be provided to the Indenture Trustee, the Controlling Class Representative and the Rating Agencies access to any documentation regarding the Notes that are within its control which may be required by this Agreement or by applicable law, except to the extent that (i) such documentation is subject to a claim of privilege under applicable law that has been asserted by the Noteholders and of which the Servicer has received written notice or (ii) the Servicer is otherwise prohibited from making such disclosure under applicable law, or may be subject to liability for making such disclosure in the Opinion of Counsel for the Servicer (which counsel may be a salaried employee of the Servicer).  Such access shall be afforded without charge, but only upon reasonable prior written request and during normal business hours (a) at the offices of the Servicer designated by it or (b) alternatively, the Servicer may send copies by first class mail of the requested information to the address designated in the written request of the requesting party.  However, the Servicer may charge for any copies requested by said Persons. The Servicer shall be permitted to affix a reasonable disclaimer to any information provided by it pursuant to this Section 2.07.

Nothing herein shall be deemed to require the Servicer to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person’s information or report, including any communication from the Issuer, any Asset Entity or the Manager.

The Servicer shall produce the reports required of it under this Agreement; provided, however, that the Servicer shall not be required to produce any ad hoc non-standard written reports with respect to the Notes or the Tenant Site Assets.  In the event the Servicer elects to provide such non-standard reports, it may require the Person requesting such report (other than the Rating Agencies or the Indenture Trustee) to pay a reasonable fee to cover the costs of the preparation thereof.  Any transmittal of information hereunder, or with respect to the Notes or the Tenant Site Assets, by the Servicer to any Person other than the Indenture Trustee or the Rating Agencies shall be accompanied by a letter from the Servicer containing the following provision:

By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any person who possesses material, non-public information regarding the Notes or the Issuer, or any of its subsidiaries from purchasing or selling such Notes or any securities of the Issuer, in circumstances where the other party to the transaction is not also in possession of such information.  You also acknowledge and agree that such information is being provided to you for the purposes of, and such information may be used only in connection with, evaluation by you or another Noteholder, Note Owner or prospective purchaser of such Notes or beneficial interest therein.

The Servicer may make available by electronic media certain information and any reports that the Servicer is required to provide pursuant to this Agreement (in addition to delivering such information to the Indenture Trustee as provided herein).

Section 2.08.   Debt Service Advances.

(a)If, on the Servicer Remittance Date, there are insufficient funds on deposit in the Collection Account properly available to pay the Monthly Payment Amount in accordance with the priorities set forth in Article V of the Indenture, then the Servicer will be required to make a Debt Service Advance not later than 1:00 p.m. (New York City time) on the Servicer Remittance Date for the related Payment Date.  To the extent that the Servicer fails to make any Debt Service Advance required hereunder, the Indenture Trustee by 1:00 p.m. (New York City time) on the related Payment Date shall make such Debt Service Advance pursuant to the terms of this Agreement, in each case unless such Advance is determined to be a Nonrecoverable Debt Service Advance.

(b)Notwithstanding anything herein to the contrary, no Debt Service Advance shall be required to be made hereunder if such Debt Service Advance (including interest thereon) would, if made, constitute a Nonrecoverable Debt Service Advance.  For the avoidance of doubt it is understood that the Servicer and the Indenture Trustee are not required to advance any principal due on the Notes, Class C Amortization Amounts, Class D Amortization Amounts, Class F Amortization Amounts, Prepayment Consideration, Post-ARD Additional Interest, Deferred Post-ARD Additional Interest, or any Reserves.  The determination by the Servicer (or the Indenture Trustee, as applicable) that it has made a Nonrecoverable Debt Service Advance or that any proposed Debt

Service Advance, if made, would constitute a Nonrecoverable Debt Service Advance, shall be made by such Person in its reasonable good faith judgment and shall be evidenced by a certificate of a Servicing Officer delivered to the Indenture Trustee (in the case of the Servicer), setting forth the basis for such determination accompanied by any other information or reports that the Person making such determination may have obtained and that support such determination, the cost of such reports shall constitute a Servicing Advance.  The Indenture Trustee shall be entitled to rely conclusively on any nonrecoverability determination made by the Servicer with respect to a particular Debt Service Advance.  Any such determination will be conclusive and binding on the Indenture Trustee (if such determination is made by the Servicer) and Noteholders so long as it was made in accordance with the Servicing Standard (in the case of the Servicer).

(c)The Servicer and the Indenture Trustee shall each be entitled to receive Advance Interest accrued on the amount of each Debt Service Advance made thereby (with its own funds) for so long as such Debt Service Advance is outstanding. Such interest with respect to any Debt Service Advance shall be payable out of general collections on deposit in the Collection Account in accordance with the Transaction Documents. The Servicer and the Indenture Trustee will each be entitled to reimbursement of any Debt Service Advances made by it, to the extent permitted and in the priorities provided in the Indenture, from funds in the Collection Account in accordance with the priorities set forth in Section 5.01 of the Indenture (except if an Event of Default has occurred and is continuing or during an Amortization Period, the Servicer and the Indenture Trustee may each reimburse itself for Debt Service Advances with any funds available in the Collection Account without regard to the priorities set forth in Section 5.01 of the Indenture).

Section 2.09.   Reporting.

(a)Servicing Reports; Special Servicing Reports.  Subject to Section 2.10, by 12:00 p.m. New York City time on the second Business Day prior to each Payment Date, the Servicer shall (notwithstanding subsection (c) below) provide electronically (or, upon request, by first class mail) to the Indenture Trustee a statement prepared by the Servicer, substantially in the form of, and containing the information set forth in, Exhibit A (the “Servicing Report”) and, if the Notes were Specially Serviced Notes at any time during the related Collection Period, a report, substantially in the form of, and containing the information set forth in, Exhibit B (the “Special Servicing Report”).

Upon receipt of each Manager Report delivered by the Manager pursuant to the Management Agreement, the Servicer shall promptly provide such Manager Report to the Indenture Trustee.

Each Servicing Report and Special Servicing Report shall be in an electronic format that is mutually acceptable to the Servicer and the Indenture Trustee. Each Servicing Report, Special Servicing Report and any written information supplemental to either shall include such information with respect to the Notes that is reasonably required by the Indenture Trustee for purposes of preparing the Indenture Trustee Report, as set forth in reasonable written specifications or guidelines issued by the Indenture Trustee from time to time.  Such information may be delivered to the Indenture Trustee by the Servicer by electronic mail or in such electronic or other form as may be reasonably acceptable to the Servicer and the Indenture Trustee.

On each Payment Date, subject to Section 2.10, the Indenture Trustee shall deliver the then current Indenture Trustee Report and shall forward the Manager Report, the Servicing Report and, if applicable, the Special Servicing Report to each Rating Agency and make such reports available to Noteholders, Note Owners, the Initial Purchaser, the Servicer and the Controlling Class Representative via the Indenture Trustee’s password protected website. Neither the Servicer nor the Indenture Trustee shall be liable for dissemination of information in accordance with the Transaction Documents.

(b)Financial Reports.  The Servicer shall make reasonable efforts to collect promptly from the Issuer or the Manager, all operating statements, Rent Rolls and other records required to be provided by them pursuant to the terms of the Transaction Documents.  The Servicer shall promptly review and deliver to the Indenture Trustee and, upon request, deliver to each Rating Agency, copies of all such items as may be collected pursuant to this Agreement.

(c)Information on the Servicer’s Website at Servicer Option.  The Servicer may, but is not required to, make any Servicing Reports, Manager Reports, Indenture Trustee Reports and Special Servicing Reports prepared by it with respect to the Notes, available each month on the Servicer’s internet website only with the use of a password, in which case the Servicer shall provide such password to (i) the Indenture Trustee, the Issuer and the Manager, who by its acceptance of such password shall be deemed to have agreed not to disclose such password to any other Person, (ii) any Initial Purchaser, the Rating Agencies and the Controlling Class Representative, if any and (iii) each Noteholder and Note Owner who requests such password.  In connection with providing access to its internet website, the Servicer may require registration and the acceptance of a disclaimer and otherwise (subject to the preceding sentence) adopt reasonable rules and procedures, which may include, to the extent the Servicer deems necessary or appropriate, conditioning access on execution of an agreement governing the availability, use and disclosure of such information, and which may (other than by the Indenture Trustee) provide indemnification to the Servicer for any liability or damage that may arise therefrom.  Notwithstanding anything to the contrary in this Section 2.09(c), neither the Issuer nor any Affiliate shall be entitled to receive any Special Servicing Report.

(d)Additional Reports at Option of Servicer with Consent of Indenture Trustee.  If the Servicer, in its reasonable judgment, determines (but this provision shall not be construed to impose on the Servicer any obligation to make such a determination in the affirmative or negative at any time) that information regarding the Notes or the Tenant Site Assets (in addition to the information otherwise required to be reported under this Agreement and the other Transaction Documents) should be disclosed to Noteholders and Note Owners, then (a) the Servicer shall be entitled to so notify the Indenture Trustee in writing, in which case the Servicer shall (i) set forth such information in an additional report, (ii) deliver such report to the Indenture Trustee and (iii) deliver a brief description of such report to the Indenture Trustee; and (b) the Indenture Trustee shall (i) make available such report to the Noteholders not later than three (3) Business Days following the receipt thereof from the Servicer and (ii) include, in the comment field of the Indenture Trustee Report for the Payment Date that succeeds its receipt of the relevant information from the Servicer by not less than two (2) Business Days, a brief description of such report (which may be the same description thereof that was provided by the Servicer, on which description the Indenture Trustee shall be entitled to rely).

(e)Protections for Indenture Trustee and Servicer. The Indenture Trustee will be entitled to conclusively rely on information supplied to it by the Servicer without independent verification and shall not be responsible for recomputing, recalculating or verifying information provided by the Servicer pertaining to any Servicing Report, Special Servicing Report, Manager Report, Officer’s Certificate or other report.  To the extent that the information required to be furnished by the Servicer is based on information required to be provided by the Guarantor, the Obligors or the Manager, the Servicer’s obligation to furnish such information to the Indenture Trustee, and the Indenture Trustee’s obligation to make such reports available in accordance with the Transaction Documents, will be contingent on its receipt of such information from the relevant Person.  The Servicer will be entitled to rely on information supplied by the Guarantor, the Obligors or the Manager in any case without independent verification.  The failure of the Servicer to disclose any information otherwise required to be disclosed by this Section 2.09 shall not constitute a breach of this Section 2.09 to the extent that the Servicer so fails because such disclosure, in the reasonable belief of the Servicer, would violate Section 2.10 or any applicable law or any provision of a Transaction Document prohibiting disclosure of information with respect to the Notes or a Tenant Site Asset.  The Servicer may disclose any such information or any additional information to any Person so long as such disclosure is consistent with Section 2.10, applicable law and the Servicing Standard.  The Servicer may affix to any information provided by it any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

(f)Means of Delivery (Servicer).  If the Servicer is required to deliver any statement, report or information under any provision of this Agreement, the Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a mutually acceptable electronic format or (z) making such statement, report or information available on the Servicer’s internet website, unless this Agreement expressly specifies a particular method of delivery.  Notwithstanding the foregoing, the Indenture Trustee may request delivery in paper format of any statement, report or information required to be delivered to the Indenture Trustee, and clause (z) shall not apply to the delivery of any information required to be delivered to the Indenture Trustee unless the Indenture Trustee consents in writing to such method of delivery.  Notwithstanding any provision to the contrary, the Servicer shall not have any obligation (other than to the Indenture Trustee) to deliver by any other method any statement, notice or report that is then made available on the Servicer’s or the Indenture Trustee’s internet website, provided that it has notified all parties entitled to delivery of such reports, by electronic mail or other notice, to the effect that such statements, notices or reports shall thereafter by made available on such website from time to time.

Section 2.10.   Confidentiality.  Notwithstanding anything herein to the contrary (except with respect to the disposition of Specially Serviced Tenant Site Assets pursuant to Section 2.17), each of the Indenture Trustee and the Servicer hereby agrees to keep the Manager Reports, the other reports required to be prepared and delivered pursuant to Section 2.09 and all other information relating to the Obligors and their respective Affiliates received by them pursuant to the Transaction Documents (collectively, the “Information”) confidential, and such Information will not be disclosed or made available to any Person by the Servicer, the Indenture Trustee or any of their respective officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever without the prior written consent of the Issuer, except that the Servicer and the Indenture Trustee may disclose or make available Information (i) to the Indenture Trustee, the Rating Agencies and any Initial Purchaser, (ii) to Note Owners or Noteholders that have delivered a written confirmation in such form as may be acceptable to the Servicer or the Indenture Trustee to the effect that such Person is a legal or beneficial holder of a Note or an interest therein and will keep such Information confidential, (iii) to prospective purchasers of Notes, or interests therein, that have delivered a written confirmation in such form as may be acceptable to the Servicer or the Indenture Trustee to the effect that such Person is a prospective purchaser of a Note or an interest therein, is requesting the Information for use in evaluating a possible investment in Notes and will otherwise keep such Information confidential, (iv) to the Controlling Class Representative or any other Person to whom disclosure is expressly permitted hereby (including, following the occurrence and during the continuance of an Event of Default under the Indenture, a prospective purchaser of any of the Equity Interests), so long as the Controlling Class Representative or such other Person shall have delivered a written confirmation in such form as may be acceptable to the Servicer or the Indenture Trustee) to the effect that such Person will keep such Information confidential, (v) in order to comply with the requirements of Section 11.11 of the Indenture, (vi) that is or becomes publicly known other than by the Servicer or the Indenture Trustee’s breach of this Section 2.10, (vii) if required to do so by any applicable statute, law, rule or regulation, or in working with any taxing authorities or other governmental agencies, (viii) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Servicer or the Indenture Trustee's business, as applicable, or that of its Affiliates, (ix) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Servicer or the Indenture Trustee, as applicable, or an Affiliate or an officer, director, employer or shareholder thereof is a party, (x) to any Affiliate, independent or internal auditor, agent, employee or attorney of the Servicer or the Indenture Trustee, as applicable, provided that the Servicer or the Indenture Trustee, as applicable, advises such recipient of the confidential nature of the Information being disclosed and obtains confirmation in such form as may be acceptable to the Servicer or the Indenture Trustee to the effect that such Person will keep such Information confidential and (xi) any other disclosure authorized by the Obligors.

Section 2.11.   Additional Obligations of Servicer.

(a)The Servicer shall not be required to pay without reimbursement (as an Additional Issuer Expense) the fees charged by any Rating Agency (i) in respect of Rating Agency Confirmation or (ii) in connection with any other particular matter, unless the Servicer has failed to use efforts in accordance with the Servicing Standard to collect such fees from the Issuer.

(b)The Servicer shall maintain at its primary servicing office and shall, upon reasonable advance written notice, make available during normal business hours for review by the Indenture Trustee, each Rating Agency and the Controlling Class Representative: (i) the most recent annual, quarterly, monthly and other periodic operating statements relating to the Tenant Site Assets and reports collected by the Servicer pursuant to Section 2.09; (ii) all Servicing Reports and Special Servicing Reports prepared by the Servicer since the Initial Closing Date pursuant to Section 2.09; (iii) all Manager Reports delivered by the Manager since the Initial Closing Date pursuant to the Management Agreement; and (iv) all of the Servicing File in its possession; provided that the Servicer shall not be required to make particular items of information contained in the Servicing File available to any Person if the disclosure of such particular items of information is expressly prohibited by applicable law (or would in the Servicer’s reasonable judgment cause the Servicer to violate any applicable law) or the provisions of the Transaction Documents or if such documentation is subject to claim of privilege under applicable law that can be asserted by the Servicer; provided, further, that, except in the case of the Indenture Trustee and Rating Agencies, the Servicer shall be entitled to recover from any Person reviewing the Servicing File pursuant to this Section 2.11(b) its reasonable out-of-pocket expenses incurred in connection with making the Servicing Files available to such Person.  Except as set forth in the provisos to the preceding sentence, copies of any and all of the foregoing items are to be made available by the Servicer, to the extent set forth in the preceding sentence, upon request; provided, however, the Servicer shall be permitted to require, except from the Indenture Trustee and the Rating Agencies, payment of a sum sufficient to cover the reasonable out-of-pocket costs and expenses of providing such service.  The Servicer shall not be liable for the dissemination of information in accordance with this Section 2.11(b).

(c)Prior to causing title to any Tenant Site Asset that is a Fee Asset to be taken in the name of the Indenture Trustee, the Servicer shall conduct such investigations as may be necessary to understand the environmental condition of such Tenant Site Asset and the reasonable likelihood of potential environmental liabilities relating thereto.  Any investigations conducted pursuant to the immediately preceding sentence shall be conducted in scope and substance in a manner reasonably acceptable to the Indenture Trustee, it being acknowledged that a “Phase I” or “Phase II” assessment shall not generally be required, but that depending on the specific facts and circumstances of any Tenant Site Asset, may be required in specific instances.  In no event shall the Servicer cause title to any Tenant Site Asset to be taken in the name of the Indenture

Trustee if such Tenant Site Asset is the subject of any material adverse environmental conditions without full disclosure to, and the express written consent of, the Indenture Trustee.  If title to any Obligor’s Equity Interest is acquired by virtue of realization on the Collateral or if indirect ownership of any Tenant Site Asset is otherwise acquired, the Servicer shall require the applicable entities to observe all corporate, limited liability company, limited partnership, or other applicable organizational formalities and protocols, and to observe all separateness covenants set forth in their respective organizational documents, so as to mitigate any potential attempt to pierce the corporate veil of such entities.

(d)The Servicer shall review and confirm the mathematical accuracy of each certification of the Manager in connection with the addition of Additional Tenant Site Assets or Additional Obligor Tenant Site Assets, as contemplated by Section 2.12(d) of the Indenture.

Section 2.12.   Servicing Transfer Events; Record Keeping.  Upon determining that a Servicing Transfer Event has occurred, the Servicer shall immediately give written notice thereof to the Indenture Trustee, the Rating Agencies and the Controlling Class Representative.  The Servicer shall use its reasonable efforts to comply with the preceding sentence within five (5) Business Days of the occurrence of each related Servicing Transfer Event. The Servicer shall be responsible for the servicing and administration of the Notes as Specially Serviced Notes following the occurrence of a Servicing Transfer Event unless and until the Notes are no longer Specially Serviced Notes as set forth in the definition thereof.

Section 2.13.   Sub-Servicing Agreements.

(a)Subject to Section 2.13(e), the Servicer may enter into Sub-Servicing Agreements to provide for the performance by third parties of any or all of its obligations hereunder, provided that in each case, the Sub-Servicing Agreement: (i) must be consistent with this Agreement in all material respects and shall not subject the Indenture Trustee to any obligations or liabilities without the written consent of the Indenture Trustee and (ii) expressly or effectively provides that if the Servicer shall for any reason no longer act in such capacity hereunder (including by reason of a Servicer Termination Event), any successor to the Servicer hereunder (including the Indenture Trustee if the Indenture Trustee has become such successor pursuant to Section 5.02) may thereupon either assume all of the rights and, except to the extent that they arose prior to the date of assumption, obligations of the Servicer under such agreement or, subject to the provisions of Section 2.13(d), terminate such rights and obligations, in either case without payment of any penalty or termination fee.  References in this Agreement to actions taken or to be taken by the Servicer include actions taken or to be taken by a Sub-Servicer on behalf of the Servicer; and, in connection therewith, all amounts advanced by any Sub-Servicer to satisfy the obligations of the Servicer hereunder to make Advances shall be deemed to have been advanced by the Servicer out of its own funds.  For purposes of this Agreement, the Servicer shall be deemed to have received any payment when a Sub-Servicer retained by it receives such payment.  The Servicer shall notify the Indenture Trustee in writing promptly of the appointment by it of any Sub-Servicer, and shall deliver to the Indenture Trustee copies of all Sub-Servicing Agreements and any amendments thereto and modifications thereof entered into by it promptly upon its execution and delivery of such documents. The Servicer shall deliver a copy of any existing Sub-Servicing Agreement to the Indenture Trustee prior to the Initial Closing Date.

(b)Each Sub-Servicer shall be authorized to transact business in the state or states in which a Tenant Site Asset is located, if and to the extent required by applicable law.

(c)The Servicer, for the benefit of the Indenture Trustee and the Noteholders, shall (at no expense to the other such party or to the Indenture Trustee or the Noteholders) monitor the performance and enforce the obligations of its Sub-Servicers under the Sub-Servicing Agreements.  Such enforcement, including the legal prosecution of claims, termination of Sub-Servicing Agreements in accordance with their respective terms and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its reasonable judgment, would require were it the holder of the Notes.  Subject to the terms of the Sub-Servicing Agreement, the Servicer shall have the right to remove a Sub-Servicer retained by it at any time it considers such removal to be in the best interests of Noteholders.

(d)Notwithstanding any Sub-Servicing Agreement, the Servicer shall remain obligated and liable to the Indenture Trustee and the Noteholders for the performance of its obligations and duties under this Agreement in accordance with the provisions hereof to the same extent and under the same terms and conditions as if it alone were servicing and administering the Notes.  No appointment of a Sub-Servicer shall result in any additional expense to the Indenture Trustee, the Noteholders or the Obligors other than those contemplated herein.

(e)The Servicer shall be solely liable for all fees owed by it to any Sub-Servicer. Each Sub-Servicer retained by the Servicer shall be reimbursed by the Servicer for certain expenditures that it makes in the manner set forth in the Sub-Servicing Agreement, which shall generally be to the same extent the Servicer would be reimbursed under the Servicing Agreement. The Servicer shall not enter into any Sub-Servicing Agreement in respect of any duties or responsibilities with respect to the Notes as Specially Serviced Notes without the prior written consent of the Controlling Class Representative.  The Servicer shall not enter into any Sub-Servicing Agreement with the Issuer or any of its Affiliates. The Servicer shall not appoint any Sub-Servicer which would cause the Indenture Trustee to cease to be eligible to serve as Indenture Trustee in accordance with the terms of the Indenture.

(f)If the Servicer ceases to serve as such under this Agreement for any reason (including by reason of a Servicer Termination Event), then the Indenture Trustee or other successor servicer shall succeed to the rights and assume the obligations of the Servicer under any Sub-Servicing Agreement unless the Indenture Trustee or other successor servicer elects to terminate any such Sub-Servicing Agreement in accordance with its terms and Section 2.13(a)(ii).  If a Sub-Servicing Agreement is to be assumed by the Indenture Trustee or other successor servicer, then the Servicer at its expense shall deliver to the assuming party all documents and records relating to such Sub-Servicing Agreement and an accounting of amounts collected and held on behalf of it thereunder, and otherwise use its reasonable efforts to effect the orderly and efficient transfer of the Sub-Servicing Agreement to the assuming party.

Section 2.14.   Servicer and Indenture Trustee to Cooperate.  The Servicer and the Indenture Trustee shall each furnish to the other such reports, certifications and information in its possession, and access to such books and records maintained thereby, as may relate to the Notes, the Tenant Site Assets, the Tenant Leases or the other Collateral and as shall be reasonably requested by the other in order to enable each to perform its duties hereunder.

Section 2.15.   Title to Equity Interests; Specially Serviced Tenant Site Assets.  If title to Equity Interests is acquired by virtue of realization on the Collateral, the Servicer shall act in accordance with the Servicing Standard to liquidate Specially Serviced Tenant Site Assets or such Equity Interests on a timely basis in accordance with, and subject to the terms and conditions of, Section 2.17 and the Indenture.

Section 2.16.   Management of Specially Serviced Tenant Site Assets.

(a)Subject to Section 2.15, the Servicer’s decision as to how a Specially Serviced Tenant Site Asset shall be managed in accordance with the Servicing Standard.  The Servicer may, consistent with the Servicing Standard, engage an independent contractor to manage any Specially Serviced Tenant Site Asset, the cost of which independent contractor shall be paid by the Servicer, and shall be reimbursable to the Servicer, as a Servicing Advance.  The Servicer may consult with counsel or other consultants knowledgeable in such matters at (to the extent reasonable) the expense of the Obligors in connection with determinations required under this Section 2.16(a), which expense will be reimbursed to the Servicer pursuant to the Indenture as an Additional Issuer Expense.  The Servicer shall not be liable to the Noteholders, the Obligors or the other parties hereto for errors in judgment made in good faith in the reasonable exercise of its discretion or in reasonable and good faith reliance on the advice of knowledgeable counsel or other consultants while performing its responsibilities under this Section 2.16(a).  Nothing in this Section 2.16(a) is intended to prevent the sale of a Specially Serviced Tenant Site Asset pursuant to the terms and subject to the conditions of Section 2.17.

(b)The Servicer shall have full power and authority to do any and all things in connection with the management of a Specially Serviced Tenant Site Asset as is consistent with the Servicing Standard and, consistent therewith, shall withdraw from the Collection Account, to the extent of amounts on deposit therein with respect to the related Specially Serviced Tenant Site Asset, funds necessary for the proper ownership, management, maintenance and disposition of such Specially Serviced Tenant Site Asset, including:

(i)all insurance premiums due and payable in respect of such Specially Serviced Tenant Site Asset;

(ii)all real estate taxes and assessments in respect of such Specially Serviced Tenant Site Asset that may result in the imposition of a lien thereon that otherwise constitute Impositions; and

(iii)all costs and expenses necessary to maintain, lease, sell, protect and manage such Specially Serviced Tenant Site Asset.

To the extent that amounts on deposit in the Collection Account in respect of the related Specially Serviced Tenant Site Asset are insufficient for the purposes set forth in the preceding sentence with respect to such Specially Serviced Tenant Site Asset, the Servicer shall make Servicing Advances in such amounts as are necessary for such purposes unless (as evidenced in the manner contemplated by Section 2.03(c)) the Servicer determines, in its reasonable good faith judgment, that such payment would be a Nonrecoverable Servicing Advance.

Section 2.17.   Sale of Specially Serviced Tenant Site Asset.

(a)The Servicer may sell, or permit the sale of, a Specially Serviced Tenant Site Asset (including through a sale of any or all of the Equity Interests) only on the terms and subject to the conditions set forth in this Section 2.17.

(b)The Servicer shall use its commercially reasonable efforts, consistent with the Servicing Standard, to solicit offers for Specially Serviced Tenant Site Assets at a time and in a manner that is consistent with the Servicing Standard and will be reasonably likely to realize a fair price on a timely basis as required by Section 2.15.  The Servicer may sell Specially Serviced Tenant Site Assets individually, in groups of one or more Specially Serviced Tenant Site Assets or all of the Specially Serviced Tenant Site Assets together (including through a sale of any or all of the Equity Interests), in each case as the Servicer may determine to be appropriate in accordance with the Servicing Standard to maximize the proceeds thereof.  Subject to Section 2.17(c) and Section 10.06 of the Indenture, the Servicer shall accept the highest cash offer received from any Person that constitutes a fair price for such Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets.  If the Servicer reasonably believes that it will be unable to realize a fair price (determined pursuant to Section 2.17(c)) for any Specially Serviced Tenant Site Asset on a timely basis as required by Section 2.15, the Servicer shall dispose of such Specially Serviced Tenant Site Asset upon such terms and conditions as the Servicer shall deem necessary and desirable to maximize the recovery thereon under the circumstances.

The Servicer shall give the Indenture Trustee, the Manager, the Obligors and the Controlling Class Representative not less than ten (10) Business Days prior written notice of its intention to sell any such Specially Serviced Tenant Site Asset pursuant to this Section 2.17(b).  No Interested Person shall be obligated to submit (but none of them shall be prohibited from submitting) an offer to purchase such Specially Serviced Tenant Site Asset, and notwithstanding anything to the contrary herein, the Indenture Trustee in its individual capacity (or in its capacity as Backup Manager) or its affiliates or agents, may not bid for or purchase such Specially Serviced Tenant Site Asset.

(c)Whether any cash offer constitutes a fair price for a Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets shall be determined by the Servicer or, if such cash offer is from the Servicer or an Affiliate thereof, following notice by the Servicer that it is making such offer, by the Indenture Trustee or any valuation expert hired by the Indenture Trustee. In determining whether any offer received from an Interested Person constitutes a fair price, the Servicer or the Indenture Trustee shall be entitled to hire and rely on a valuation expert or similar advisor and the cost thereof shall be payable as an Additional Issuer Expense.  In determining whether any offer received from an Interested Person represents a fair price, the Servicer or the Indenture Trustee shall be entitled to conclusively rely on (and will be fully protected in relying solely on) the most recent valuation (if any) conducted in accordance with this Agreement within the preceding 12-month period (or, in the absence of any such valuation or if there has been a material change at the subject property since any such valuation, on a new valuation to be obtained by the Servicer (the cost of which shall be payable as an Additional Issuer Expense)) and the Servicer or the Indenture Trustee shall be entitled to hire such real estate advisors as it deems necessary or desirable in making such determination (the cost of which shall be payable as an Additional Issuer Expense pursuant to the Indenture or this Agreement) and shall be entitled to rely conclusively thereon.  The Person conducting any such new valuation must be a valuation expert selected by the Servicer if neither the Servicer nor any Affiliate thereof is submitting an offer with respect to a Specially Serviced Tenant Site Asset and selected by the Indenture Trustee if either the Servicer or any Affiliate thereof is so submitting an offer (as notified in writing to the Indenture Trustee).  Where any Interested Person is among those submitting offers with respect to any Specially Serviced Tenant Site Asset, the Servicer shall require that all offers be submitted to it (and, if the Servicer is submitting an offer, shall be submitted by it to the Indenture Trustee) in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount.

In determining whether any offer from a Person other than an Interested Person constitutes a fair price for any Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets, the Servicer shall take into account the results of any valuation or updated valuation that may have been obtained by it or any other Person and delivered to the Indenture Trustee in accordance with this Agreement within the prior twelve (12) months, and any Independent valuation agent shall be instructed to take into account, as applicable, among other factors, the occupancy level and physical condition of the Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets, the Annualized Net Cash Flow generated by the Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets and the state of the telecommunications industry and the local economy.  In determining whether any offer received from a Person other than an Interested Person represents a fair price, the Servicer or the Indenture Trustee shall be entitled to conclusively rely on (and will be fully protected in relying solely on) the most recent valuation (if any) conducted in accordance with this Agreement within the preceding 12-month period (or, in the absence of any such valuation or if there has been a material change at the subject property since any such valuation, on a new valuation to be obtained by the Servicer (the cost of which shall be payable as an Additional Issuer Expense)) and the Servicer or the Indenture Trustee shall be entitled to hire such real estate advisors as it deems necessary or desirable in making such determination (the cost of which shall be payable to it as an Additional Issuer Expense pursuant to the Indenture or this Agreement) and shall be entitled to rely conclusively thereon. Any price shall be deemed to constitute a fair price if it is an amount that is not less than the Allocated Note Amount for the Tenant Site Asset or Tenant Site Assets that constitute such Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets.  Notwithstanding the other provisions of this Section 2.17, no cash offer from the Servicer or any Affiliate thereof shall constitute a fair price for a Specially Serviced Tenant Site Asset unless such offer is the highest cash offer received and at least two (2) independent offers (not including the offer of the Servicer or any Affiliate) have been received.  In the event the offer of the Servicer or any Affiliate thereof is the only offer received or is the higher of only two offers received, then additional offers shall be solicited.  If an additional offer or offers, as the case may be, are received and the original offer of the Servicer or any Affiliate thereof is the highest of all cash offers received, then the bid of the Servicer or such Affiliate shall be accepted; provided that the valuation expert hired by the Indenture Trustee has otherwise determined, as described above in this Section 2.17(c), that such offer constitutes a fair price for such Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets.  Any offer by the Servicer shall be unconditional; and, if accepted, such Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets shall be transferred to the Servicer without recourse, representation or warranty other than customary representations as to title given in connection with the sale of real property.

(d)Subject to Sections 2.17(b) and 2.17(c) above and Section 10.06 of the Indenture, the Servicer shall act on behalf of the Indenture Trustee, in accordance with the Servicing Standard, in negotiating with independent third parties and taking any other action necessary or appropriate in connection with the sale of any Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets, and the collection of all amounts payable in connection therewith.  In connection therewith, the Servicer may charge prospective offerors, and may retain, fees that approximate the Servicer’s actual costs in the preparation and delivery of information pertaining to such sales or evaluating bids without obligation to deposit such amounts into the Collection Account.  Any sale of any Specially Serviced Tenant Site Asset or Specially Serviced Tenant Site Assets shall be final and without recourse to the Indenture Trustee or the Obligors, and if such sale is consummated in accordance with the terms of this Agreement, neither the Servicer nor the Indenture Trustee shall have any liability to any Noteholder with respect to the purchase price therefor accepted by the Servicer or the Indenture Trustee (including whether such purchase price was fair or adequate).

(e)Subject to Section 2.10, the Servicer shall provide to a prospective purchaser of any Specially Serviced Tenant Site Asset or any of the Equity Interests such information as the prospective purchaser may reasonably request.

(f)Any sale of a Specially Serviced Tenant Site Asset shall be for cash only and shall be on a servicing released basis.

(g)Notwithstanding any of the foregoing paragraphs of this Section 2.17, the Servicer shall not be obligated to accept the highest cash offer if the Servicer determines, in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Noteholders, and the Servicer may, subject to Section 10.06 of the Indenture, accept a lower cash offer (from any Person other than itself or an Affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Noteholders (for example, if the prospective buyer making the lower bid is more likely to perform its obligations or the terms (other than price) offered by the prospective buyer making the lower offer are more favorable).

Section 2.18.   Maintenance of Insurance by the Servicer.  The Servicer shall at all times during the term of this Agreement keep in force with Qualified Insurers that possess the Required Claims-Paying Ratings, a fidelity bond providing coverage against losses that may be sustained as a result of its officers or employees misappropriation of funds, which bond shall be in such form and amount as would be required for the Servicer to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans.  Such fidelity bond shall provide that it may not be canceled without thirty (30) days prior written notice to the Indenture Trustee.

In addition, the Servicer shall at all times during the term of this Agreement keep in force with Qualified Insurers that possess the Required Claims-Paying Ratings, a policy or policies of insurance covering loss occasioned by the errors and omissions of its officers and employees in connection with its obligation to service the Notes, which policy or policies shall be in such form and amount as would be required for the Servicer to be a qualified Fannie Mae or Freddie Mac seller-servicer of multifamily mortgage loans.  Such errors and omissions policy shall provide that it may not be canceled without thirty (30) days prior written notice to the Indenture Trustee.

Notwithstanding the foregoing, so long as the long-term unsecured debt obligations of the Servicer are rated at least “A2” (or equivalent) by Moody’s and “A” (or equivalent) by Fitch, the Servicer shall be allowed to provide self-insurance with respect to its fidelity bond and an errors and omissions policy.  The coverage shall be in the form and amount that would meet the servicing requirements of prudent institutional commercial mortgage loan lenders and servicers.  Coverage of the Servicer under a policy or bond by the terms thereof obtained by an Affiliate of the Servicer and providing the required coverage shall satisfy the requirements of the first or second paragraph (as applicable) of this Section 2.18.

The Servicer shall cause the Indenture Trustee to be an additional loss payee on any policy currently in place or procured pursuant to the requirements of this Section 2.18.

article III

COVENANTS OF INDENTURE TRUSTEE

Section 3.01.   No Amendment of Indenture.  The Indenture Trustee shall not, without the consent of the Servicer, agree to any amendment or modification of the

Indenture or any other Transaction Document, the effect of which would materially increase the Servicer’s obligations or liabilities, or materially decrease the Servicer’s rights or remedies, under this Agreement or under any other Transaction Document.

article IV

THE SERVICER

Section 4.01.   Liability of the Servicer.  The Servicer shall be liable in accordance herewith only to the extent of the respective obligations specifically imposed upon and undertaken by the Servicer under this Agreement.  Notwithstanding the foregoing, the Servicer shall indemnify and hold harmless the Indenture Trustee and its officers, directors, employees, agents and attorneys, the Guarantor and the Obligors against any loss, liability, cost or expense incurred by the Indenture Trustee, the Guarantor and the Obligors arising from the Servicer’s fraud, bad faith, negligence or willful misconduct in the Servicer’s performance of its duties hereunder.  The obligations of the Servicer under this Section 4.01 shall survive the termination of this Agreement and the resignation or removal of the Servicer.

Section 4.02.   Merger, Consolidation or Conversion of the Servicer. Subject to the following paragraph, the Servicer shall keep in full effect its existence, rights and franchises as a corporation, bank, trust company, partnership, limited liability company, association or other legal entity under the laws of the jurisdiction wherein it is organized, and shall obtain and preserve its qualification to do business as a foreign entity in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or the Notes and to perform its duties under this Agreement.

The Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person (which, with respect to the Servicer, means its commercial mortgage servicing business), in which case, any Person resulting from any merger or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that no successor or surviving Person shall succeed to the rights of the Servicer unless the Indenture Trustee shall have received Rating Agency Confirmation with respect to such succession at the Servicer’s cost and expense.

Section 4.03.   Limitation on Liability of the Servicer.

(a)Neither the Servicer nor any of its directors, managers, members, officers, employees or agents shall be under any liability to the Guarantor, the Obligors, the Indenture Trustee or the Noteholders for any action taken, or not taken, in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such other Person against liability for any breach of a representation, warranty or covenant made herein, or against any expense or liability specifically required to be borne thereby without right of reimbursement pursuant to the terms hereof, or against any liability that would otherwise be imposed by reason of fraud, bad faith, negligence or willful misconduct in the performance of obligations or duties hereunder, or by reason of negligent disregard of such obligations and duties.  The Servicer and any of its directors, officers, managers, members, employees or agents may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder.  The Servicer and any of its directors, officers, managers, members, employees or agents shall be indemnified and held harmless by the Issuer out of funds on deposit in the Collection Account against any loss, liability, cost, claim or expense (including costs and expenses of litigation and of investigation, reasonable counsel’s fees, damages, judgments and amounts paid in settlement) arising out of or incurred in connection with this Agreement, the Notes, the other Transaction Documents or any of the Tenant Site Assets, other than any such loss, liability, cost, claim or expense: (i) specifically required to be borne by the indemnified party pursuant to the terms hereof or otherwise incidental to the performance of obligations and duties under this Agreement, including, in the case of the Servicer, the prosecution of an enforcement action in respect of the Notes (except as any such loss, liability or expense will be otherwise reimbursable pursuant to this Agreement); (ii) that constitutes an Advance and is otherwise reimbursable pursuant to this Agreement (provided that this clause (ii) is not intended to limit the Servicer’s right of recovery of liabilities and expenses incurred as a result of being the defendant or participating in legal action or claims relating to this Agreement); or (iii) that was incurred in connection with claims against such party resulting from (A) any breach of a representation or warranty made herein by such party, or (B) fraud, bad faith, negligence or willful misconduct in the performance of obligations or duties hereunder by such party, or reckless disregard of such obligations or duties, or any willful or negligent violation of applicable law.  The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and, except in the case of a legal action contemplated by Section 2.13, that, in its opinion, does not involve it in any ultimate expense or liability; provided, however, that the Servicer may, in its discretion, undertake any such action which it may reasonably deem necessary or desirable with respect to the enforcement or protection of the rights and duties of the parties hereto and the interests of the Noteholders hereunder or under the other Transaction Documents.  In such event, the legal expenses and costs of such action, and any liability resulting therefrom, shall be expenses, costs and liabilities of the Obligors and the Servicer shall be entitled to the direct payment of such expense, or to be reimbursed therefor, from the Collection Account in accordance with the Transaction Documents.

The Servicer may consult with counsel, and any written advice or Opinion of Counsel, provided that such counsel is selected in accordance with the standard of care set forth in this Section 4.03(a), shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel.

(b)No recourse may be taken, directly or indirectly, with respect to the obligations of the Servicer under this Agreement or any other Transaction Document or any certificate or other writing delivered in connection herewith or therewith, against any partner, owner, beneficiary, agent, officer, director, employee or agent of the Servicer, in its individual capacity, any holder of equity in the Servicer or in any successor or assign of the Servicer in its individual capacity, except as any such Person may have expressly agreed.

This Section 4.03 shall survive the termination of this Agreement or the termination or resignation of the Servicer as regards rights and obligations prior to such termination or resignation.

Section 4.04.   Servicer Not to Resign.  The Servicer may resign from the obligations and duties hereby imposed on it upon a determination that its duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it (the other activities of the Servicer so causing such a conflict being of a type and nature carried on by the Servicer at the date of this Agreement).  Any such determination requiring the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect which shall be delivered to the Indenture Trustee.  Unless applicable law requires the Servicer’s resignation to be effective immediately, and the Opinion of Counsel delivered pursuant to the prior sentence so states, no such resignation shall become effective until the Indenture Trustee or other successor shall have assumed the responsibilities and obligations of the resigning party in accordance with Section 4.06 or Section 5.02; provided that, if no successor servicer shall have been so appointed and have accepted appointment within ninety (90) days after the Servicer has given notice of such resignation, the resigning Servicer may petition any court of competent jurisdiction for the appointment of a successor servicer.

In addition, the Servicer shall have the right to resign or assign its servicing rights at any other time; provided that (i) a willing successor thereto (proposed by the resigning Servicer and reasonably acceptable to the Controlling Class Representative, if any) has been identified, (ii) the Indenture Trustee has received a Rating Agency Confirmation, (iii) the resigning party pays all costs and expenses in connection with such transfer, (iv) the successor accepts appointment prior to the effectiveness of such resignation or assignment and accepts the duties and obligations of the Servicer under this Agreement and the other Transaction Documents and (v) the Indenture Trustee receives prior written notice of such appointment.

The Servicer shall not be permitted to resign except as contemplated above in this Section 4.04 or as contemplated in Section 6.02.

Consistent with the foregoing, the Servicer shall not (except in connection with any resignation thereby permitted pursuant to the prior paragraph or as otherwise expressly provided herein, including the provisions of Sections 2.13, 4.02 and 6.02) assign or transfer any of its rights, benefits or privileges hereunder to any other Person.  Upon resignation in accordance with this Section 4.04, the Servicer shall be entitled to receive all unpaid fees due in accordance with Section 2.04 and reimbursement for Advances, including the applicable Advance Interest and Additional Issuer Expenses.

Section 4.05.   Rights of the Indenture Trustee in Respect of the Servicer.  Upon reasonable request, the Servicer shall furnish the Indenture Trustee with its most recent publicly available annual audited financial statements (or, if not available, the most recent publicly available audited annual financial statements of its corporate parent, on a consolidated basis) and such other information as is publicly available regarding its business, affairs, property and condition, financial or otherwise; provided that the Indenture Trustee may not disclose the contents of such financial statements or other information to non-affiliated third parties other than in accordance with Section 2.10.  The Servicer may affix to any such information described in this Section 4.05 provided by it any disclaimer it deems appropriate in its reasonable discretion.  The Indenture Trustee may, but is not obligated to, enforce the obligations of the Servicer hereunder and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of the Servicer hereunder or exercise the rights of the Servicer hereunder; provided, however, that the Servicer shall not be relieved of any of its obligations hereunder by virtue of such performance by the Indenture Trustee or its designee.  The rights, protections, immunities, standards of care, limitation on liability and rights to indemnities set forth in the Indenture shall apply to the duties and obligations of the Indenture Trustee hereunder.  The Indenture Trustee shall not have any responsibility or liability for any action or failure to act by the Servicer or any of its Sub-Servicers and is not obligated to supervise the performance of the Servicer or any of its Sub-Servicers under this Agreement or otherwise.

Section 4.06.   Designation of Servicer by the Controlling Class.  The Controlling Class Representative may, during such time as the Notes are Specially Serviced Notes, at any time and from time to time designate a Person (other than the Indenture Trustee) to replace any existing Servicer or any Servicer that has resigned or otherwise ceased to serve as Servicer, such successor servicer to be reasonably acceptable to the Indenture Trustee.  The Controlling Class Representative shall so designate a Person (the “Designated Person”) to serve as successor servicer by the delivery to the Indenture Trustee, the proposed successor servicer and the existing servicer of a written notice stating such designation.  The Indenture Trustee shall, promptly after receiving any such notice, deliver to the Rating Agencies an executed Notice and Acknowledgment in the form of Exhibit C.  The Designated Person shall become the Servicer on the date as of which the following condition shall be satisfied: (i) the prior written notice to the Rating Agencies by the Indenture Trustee (at the direction of the Controlling Class Representative); (ii) the Issuer’s receipt of an Acknowledgment of Proposed Servicer in the form of Exhibit D, executed by the Designated Person; and (iii) an Opinion of Counsel (which shall not be an expense of the Indenture Trustee) substantially to the effect that (A) the designation of the Designated Person to serve as Servicer is in compliance with this Section 4.06, (B) the Designated Person is validly existing and in good standing under the laws of the jurisdiction of its organization, (C) the Acknowledgment of Proposed Servicer has been duly authorized, executed and delivered by the Designated Person and (D) upon the execution and delivery of the Acknowledgment of Proposed Servicer, the Designated Person shall be bound by the terms of this Agreement and, subject to customary bankruptcy and insolvency exceptions and customary equity exceptions, that this Agreement shall be enforceable against the Designated Person in accordance with its terms.  Any existing Servicer shall be deemed to have been terminated simultaneously with such Designated Person’s becoming the Servicer hereunder; provided that (i) the terminated Servicer shall be entitled to receive, in connection with, and upon the effective date of, its termination, payment out of the Collection Account of all of its accrued and unpaid Servicing Fee, Other Servicing Fees earned pursuant to Section 2.04 and reimbursement from the successor servicer of (x) all outstanding Debt Service Advances and Servicing Advances made by the terminated Servicer and all unpaid Advance Interest accrued on such outstanding Debt Service Advances and Servicing Advances (in which case the successor servicer shall be deemed to have made such Debt Service Advances and Servicing Advances at the same time that the terminated Servicer had actually made them) and (y) any outstanding Additional Issuer Expenses previously made or incurred by the terminated Servicer and any other amounts which the terminated Servicer is entitled to receive and which remain unpaid or unreimbursed, and (ii) such Servicer shall continue to be entitled to the benefits of the final sentence of Section 4.03, Section 4.04, Section 4.06, Section 5.01, Section 5.02 and Section 6.02, notwithstanding any such resignation or termination; and provided, further, that the terminated Servicer shall continue to be obligated to pay and entitled to receive all other amounts accrued or owing by or to it under this Agreement or under any of the other Transaction Documents on or prior to the effective date of such termination.  Such terminated Servicer shall cooperate with the Indenture Trustee and the replacement Servicer in effecting the transfer of the terminated Servicer’s responsibilities and rights hereunder to its successor, including the transfer within two (2) Business Days to the replacement Servicer for administration by it of all cash amounts that at the time are or should have been credited by the Servicer to the Impositions and Insurance Reserve Account or any Reserve Account or should have been delivered to the Servicer or that are thereafter received by or on behalf of it with respect to the Notes.  The reasonable out-of-pocket costs and expenses of any such transfer shall in no event be paid by the Indenture Trustee or the Servicer, and instead shall be paid by the Controlling Class Representative or the holders (or, if applicable, the Note Owners) of Notes of the Class that voted to remove the terminated Servicer, as such parties may agree; provided, however, that if the Controlling Class Representative (or, if applicable, the Note Owners) does not reimburse the Indenture Trustee or the Servicer within thirty (30) days of demand therefor, such expenses shall be reimbursed as Additional Issuer Expenses.

Section 4.07.   Servicer as Owner of a Note.  The Servicer or an Affiliate of the Servicer may become the Holder of (or, in the case of a Book-Entry Note, Note Owner with respect to) any Note with (except as otherwise set forth in the definition of “Noteholder”) the same rights it would have if it were not the Servicer or an Affiliate thereof.  If, at any time during which the Servicer or an Affiliate thereof is the Holder of (or, in the case of a Book-Entry Note, Note Owner with respect to) any Note, the Servicer proposes to take any action (including for this purpose, omitting to take a particular action) that is not expressly prohibited by the terms hereof and would not, in the Servicer’s reasonable judgment, violate the Servicing Standard, but that, if taken, might nonetheless, in the Servicer’s reasonable judgment, be considered by other Persons to violate the Servicing Standard, then the Servicer may (but need not) seek the approval of the Noteholders to such action by delivering to the Indenture Trustee a written notice that (a) states that it is delivered pursuant to this Section 4.07, (b) identifies the Percentage Interest in each Class of Notes beneficially owned by the Servicer or by an Affiliate thereof and (c) describes in reasonable detail the action that the Servicer proposes to take.  The Indenture Trustee, upon receipt of such notice, shall forward it to the Noteholders (other than the Servicer and its Affiliates), together with a request for approval by the Noteholders of each such proposed action.  If at any time Noteholders holding greater than 50 % of the Voting Rights of all Noteholders (calculated without regard to the Notes beneficially owned by the Servicer or its Affiliates) shall have consented in writing to the proposal described in the written notice, and if the Servicer shall act as proposed in the written notice, such action shall be deemed to comply with the Servicing Standard.  The Indenture Trustee shall be entitled to reimbursement from the Servicer for the reasonable expenses of the Indenture Trustee incurred pursuant to this Section 4.07.  It is not the intent of the foregoing provision that the Servicer be permitted to invoke the procedure set forth herein with respect to routine servicing matters arising hereunder, but rather in the case of unusual circumstances.

article V

SERVICER TERMINATION EVENTS

Section 5.01.   Servicer Termination Events.

(a)“Servicer Termination Events”, wherever used herein, shall mean any one of the following events:

(i)any failure by the Servicer to deposit or to remit to the appropriate party for deposit into the Collection Account, any amount required to be so deposited under this Agreement, which failure continues unremedied for one (1) Business Day following the date on which such deposit or remittance was first required to be made; or

(ii)any failure by the Servicer to remit to the Indenture Trustee for deposit into the Collection Account any amount to be so remitted (including any Debt Service Advance) by 1:00 p.m. (New York City time) on the related Payment Date; or

(iii)any failure on the part of the Servicer to duly observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer contained in this Agreement, which failure continues unremedied for a period of thirty (30) days (or, in the case of Servicing Advances for the payment of Insurance Premiums, for a period of fifteen (15) days, but in no event past the date on which the related insurance coverage expires) after the earlier of (A) the date on which a Servicing Officer obtains knowledge of such failure and (B) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with a copy to each other party hereto) by the Holders of Notes entitled to at least 25% of the aggregate Voting Rights (provided that no direction inconsistent with such written notice shall have been given to the Indenture

Trustee by the Holders of Notes entitled to more than 50% of the Voting Rights); or

(iv)any breach on the part of the Servicer of any representation or warranty contained in this Agreement that materially and adversely affects the interests of Noteholders of any Class and which continues unremedied for a period of sixty (60) days after the earlier of (A) the date on which a Servicing Officer obtains knowledge of such breach and (B) the date on which written notice of such breach, requiring the same to be remedied, shall have been given to the Servicer by any other party hereto or to the Servicer (with a copy to each other party hereto) by the Holders of Notes entitled to at least 25% of the aggregate Voting Rights (provided that no direction inconsistent with such written notice shall have been given to the Indenture Trustee by the Holders of Notes entitled to more than 50% of the Voting Rights); or

(v)a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings is entered against the Servicer and such decree or order remains in force undischarged, undismissed or unstayed for a period of sixty (60) days; or

(vi)the Servicer consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all or substantially all of its property; or

(vii)the Servicer admits in writing its inability to pay its debts generally as they become due, or takes any other actions indicating its insolvency or inability to pay its obligations; or

(viii)one or more ratings assigned by the Rating Agencies to the Notes has been qualified, downgraded or withdrawn, or otherwise made the subject of a “negative” credit watch, which the Rating Agencies have determined is a result of the Servicer acting in such capacity; or

(ix)the Servicer is no longer “approved” as a master servicer or, if the Notes are Specially Serviced Notes, as a special servicer, by the Rating Agencies, which condition shall be deemed to have been met in the case of Fitch if the Servicer is not rated at least CMS3/CSS3 by Fitch.

(b)If a Servicer Termination Event described in clause (i) or (ii) of Section 5.01(a) relating to the Servicer (for purposes of this Section 5.01(b), the “Defaulting Party”) of which a Responsible Officer of the Indenture Trustee shall have actual knowledge, shall occur and be continuing, the Indenture Trustee shall immediately terminate all of the rights (other than rights to indemnification pursuant to Section 4.03 and those rights to compensation which expressly survive such termination pursuant to Section 2.03(d), Section 2.04 and the last paragraph of Section 5.02) and obligations of the Defaulting Party under this Agreement other than any rights thereof as a Noteholder and the Indenture Trustee shall be the successor servicer hereunder as provided for in Section 5.02.  If a Servicer Termination Event other than with respect to a Servicer Termination Event described in clause (i) or (ii) of Section 5.01(a), shall occur and be continuing, then, and in each and every such case, so long as the Servicer Termination Event shall not have been remedied within the applicable grace period, if any, the Indenture Trustee may, and at the written direction of the Controlling Class Representative or the Holders of Notes evidencing in the aggregate not less than 25% of the Voting Rights of all of the Notes, the Indenture Trustee shall (subject to applicable bankruptcy or insolvency law in the case of clauses (v) and (vi) of Section 5.01(a)), terminate, by notice in writing to the Defaulting Party (with a copy of such notice to each other party hereto), all of the rights (other than rights to indemnification pursuant to Section 4.03 and those rights to compensation which expressly survive such termination pursuant to Section 2.04) and obligations (accruing from and after such notice of the Defaulting Party under this Agreement) and the Indenture Trustee shall be the successor servicer hereunder as provided for in Section 5.02.  From and after the receipt by the Defaulting Party of such written notice, all authority and power of the Defaulting Party under this Agreement, whether with respect to the Notes (other than as a Holder of any Note) or otherwise, shall pass to and be vested in the Indenture Trustee pursuant to and under this Section 5.01(b), and, without limitation, the Indenture Trustee is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Defaulting Party, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination.  The Servicer agrees that, if it is terminated pursuant to this Section 5.01(b), it shall promptly (and in any event no later than ten (10) Business Days subsequent to its receipt of the notice of termination) provide the Indenture Trustee or its designee with all documents and records requested thereby to enable the Indenture Trustee to assume the Servicer’s functions hereunder, and shall otherwise cooperate with the Indenture Trustee in effecting the termination of the Servicer’s responsibilities and rights hereunder, including the transfer within two (2) Business Days to the Indenture Trustee or its designee for administration by it of all cash amounts held by it that at the time are or should have been credited by the Servicer to the Collection Account, the Lock Box Account or any Reserve Account (if it is the Defaulting Party) or that are thereafter received by or on behalf of it with respect to the Notes (provided, however, that the Servicer shall, if terminated pursuant to this Section 5.01(b), continue to be obligated to pay and entitled to receive all amounts accrued or owing by or to it under this Agreement or the other Transaction Documents on or prior to the date of such termination, whether in respect of Advances, Advance Interest, Additional Issuer Expenses and other unpaid fees due under Section 2.04 or otherwise, and it and its directors, officers, employees and agents shall continue to be entitled to the benefits of Section 4.03, notwithstanding any such termination).  Any costs or expenses (including those of any other party hereto) incurred in connection with any actions to be taken by the Servicer pursuant to this paragraph shall be borne by the Servicer (and, in the case of the Indenture Trustee’s costs and expenses, if not paid within a reasonable time, shall be paid out of the Collection Account and shall be considered an Additional Issuer Expense under the Indenture).

Notwithstanding the foregoing, if the rights of the Servicer are to be terminated solely due to a Servicer Termination Event under Section 5.01(a)(viii) or (ix), and if the terminated Servicer provides the Indenture Trustee with appropriate “request for proposal” materials within the five (5) Business Days after such termination, then the Indenture Trustee shall promptly thereafter (using such materials) solicit good faith bids for the right to become the successor servicer under this Agreement from at least three (3) Persons that are qualified to act as Servicer hereunder in accordance with Sections 4.02 and 5.02 and as to which each Rating Agency has delivered written confirmation to the effect that the appointment of such person as successor servicer would not result in the qualification, downgrade or withdrawal of its rating of any Class and Series of Notes rated by such Rating Agency (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Indenture Trustee can determine are Qualified Bidders; provided that at the Indenture Trustee’s request, the terminated Servicer shall supply the Indenture Trustee with the names of Persons from whom to solicit such bids; provided, further, that the Indenture Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to service the Notes under this Agreement.  The bid proposal shall require any Successful Bidder, as a condition of such bid, to enter into this Agreement as successor servicer, and to agree to be bound by the terms hereof, within forty-five (45) days after the termination of Servicer.  The Indenture Trustee shall select the Qualified Bidder with the highest cash bid (the “Successful Bidder”) to act as successor Servicer hereunder.  The Successful Bidder shall enter into this Agreement as successor servicer pursuant to the terms hereof no later than forty-five (45) days after the start of the bid process described above.  Notwithstanding anything herein to the contrary, until the Successful Bidder has so entered into this Agreement as successor servicer, the predecessor servicer shall continue to act as the Servicer hereunder. In the event that such cash bid does not reimburse all expenses incurred in the transition of servicing, such unreimbursed expenses shall be paid by the Issuer.

Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Indenture Trustee shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of third party expenses incurred in connection with obtaining such bid and transferring servicing).

If the Successful Bidder has not entered into this Agreement as successor servicer within forty-five (45) days after the start of the bid process described above or no Successful Bidder was identified within such 45-day period, the terminated Servicer shall pay or reimburse the Indenture Trustee for all reasonable third party expenses incurred by the Indenture Trustee in connection with such bid process and the Indenture Trustee shall have no further obligations under this Section 5.01(b).  The Indenture Trustee thereafter may act or may select a successor to act as Servicer hereunder in accordance with Section 5.02.

Section 5.02.   Indenture Trustee to Act; Appointment of Successor.  On and after the time the Servicer resigns pursuant to the first paragraph of Section 4.04 or receives a notice of termination pursuant to Section 5.01, the Indenture Trustee shall (unless a successor is identified by the Servicer pursuant to Section 4.04), subject to Sections 4.06 and 5.01(b), be the successor in all respects to the Servicer in its capacity as such under this Agreement and the transactions set forth or provided for herein and shall be subject to all of the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the Servicer by the terms and provisions hereof, including the Servicer’s obligation to make Advances; provided, however, that any failure to perform such duties or responsibilities caused by the Servicer’s failure to cooperate or to provide information or monies as required by Section 5.01 shall not be considered a default by the Indenture Trustee hereunder.  Neither the Indenture Trustee nor any other successor shall be liable for any of the representations and warranties of the resigning or terminated party or for any losses incurred by the resigning or terminated party.  As compensation therefor, the Indenture Trustee shall be entitled to all fees and other compensation which the resigning or terminated party would have been entitled to for future services rendered if the resigning or terminated party had continued to act hereunder.  Notwithstanding the above, if it is unwilling to so act, the Indenture Trustee may (and, if it is unable to so act, or if the Indenture Trustee is not approved as an acceptable Servicer by the Rating Agencies, or if the Holders of Notes entitled to a majority of the Voting Rights so request in writing, the Indenture Trustee shall), subject to Sections 4.04, 4.06 and 5.01(b) (if applicable), promptly appoint, or petition a court of competent jurisdiction to appoint, any established and qualified institution with a net worth of at least $10 million as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder; provided, however, that the Indenture Trustee has received Rating Agency Confirmation with respect to the proposed appointment of the successor servicer.  Pending such appointment, the Indenture Trustee will be obligated to act as successor servicer.  No appointment of a successor to the Servicer hereunder shall be effective until the assumption by such successor of all its responsibilities, duties and liabilities hereunder, and pending such appointment and assumption, the Indenture Trustee shall act in such capacity as hereinabove provided.  In connection with any such appointment and assumption, the Indenture Trustee may make such arrangements for the compensation of such successor out of payments on the Notes or otherwise as it and such successor shall agree, including any increase in the Servicing Fee to the then current market rate for such services (and any such increase shall also be applicable to the Servicing Fee payable to the Indenture Trustee in its capacity as successor servicer).  The Indenture Trustee, such successor and each other party hereto shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.  The costs and expenses of transferring servicing shall be paid by the resigning or terminated party, and if not so paid, shall be treated as an Additional Issuer Expense under the Indenture.

If the Servicer is terminated as described in Sections 5.01 and 5.02, it will continue to be obligated to pay and entitled to receive all amounts accrued and owing by it or to it under (and at such times as set forth in) this Agreement and the other Transaction Documents on or prior to the date of termination (including any earned but unpaid Other Servicing Fees, plus reimbursement of Advances together with Advance Interest).

Section 5.03.   Notification to Noteholders.

(a)Upon any resignation of the Servicer pursuant to Section 4.04, any termination of the Servicer pursuant to Section 5.01, any appointment of a successor to the Servicer pursuant to Section 4.02, 4.04 or 5.02 or the effectiveness of any designation of a new Servicer pursuant to Section 4.06, the Indenture Trustee shall give prompt written notice thereof to Noteholders at their respective addresses appearing in the Note Register.

(b)Not later than the later of (i) sixty (60) days after the occurrence of any event which constitutes or, with notice or lapse of time or both, would constitute a Servicer Termination Event and (ii) five (5) Business Days after a Responsible Officer of the Indenture Trustee has actual knowledge of the occurrence of such an event, the Indenture Trustee shall transmit by mail to all Noteholders notice of such occurrence, unless such default shall have been cured.

Section 5.04.   Waiver of Servicer Termination Events.  The Holders of Notes representing in the aggregate not less than 66 2/3% of the Voting Rights allocated to each Class of Notes affected by any Servicer Termination Event hereunder may waive such Servicer Termination Event.  Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder.  No such waiver shall extend to any subsequent or other Servicer Termination Event or impair any right consequent thereon except to the extent expressly so waived.

Section 5.05.   Additional Remedies of Indenture Trustee upon Servicer Termination Event.  During the continuance of any Servicer Termination Event, so long as such Servicer Termination Event shall not have been remedied, the Indenture Trustee, in addition to the rights specified in Section 5.01, shall have the right (exercisable subject to the Indenture), in its own name and as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Noteholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith).  Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event.

article VI

TERMINATION

Section 6.01.   Termination upon Payment of the Notes.  The respective obligations and responsibilities under this Agreement of the parties hereto shall terminate upon payment to the Noteholders (or provision for payment including defeasance in accordance with the Indenture) of all amounts of principal and interest to be so paid, in accordance with the Indenture and the applicable Indenture Supplement and payment of all other Obligations then owing under the Transaction Documents.

Section 6.02.   Termination on Issuance of Additional Notes.  Notwithstanding anything to the contrary set forth herein or in any of the other Transaction Documents (including the second paragraph of Section 4.04 of this Agreement), if the Issuer proposes to issue Additional Notes and the Servicer does not consent to continue its obligations under this Agreement (including its obligation to make Advances), the Indenture Trustee, in consultation with the Issuer, shall use reasonable efforts to appoint an established and qualified institution to act as successor servicer under this Agreement, provided, however, that the Indenture Trustee has received a Rating Agency Confirmation with respect to the proposed successor servicer.  Effective with the appointment of such successor, the existing Servicer shall be deemed to have resigned as Servicer under this Agreement and the existing Servicer will have no obligation to make any Advances with respect to such Additional Notes prior to such resignation.  If this Agreement is terminated pursuant to this Section 6.02, the Servicer shall (upon such termination) be entitled to reimbursement for unreimbursed Additional Issuer Expenses and Advances, including any applicable Advance Interest, and payment of any fees due under Section 2.04. In addition, the Servicer shall have the right to unconditionally resign as a result of an issuance of Additional Notes. If the Servicer exercises such right in connection with an issuance of Additional Notes, such issuance shall be conditioned on the appointment by the Indenture Trustee, in consultation with the Issuer, of a successor servicer.

article VII

MISCELLANEOUS PROVISIONS

Section 7.01.   Amendment.

(a)This Agreement may be amended from time to time by the mutual agreement of the parties hereto; provided, however, that no such amendment shall (i) adversely affect in any material respect the interests of the Holders of any Class of Notes in any manner, without the consent of the Holders representing more than 50% of the Voting Rights of such Class of Notes, or (ii) modify the definition of “Servicing Standard,” without the consent of the Holders of the Notes then Outstanding or otherwise increase the obligations of the Issuer or the Asset Entities hereunder, without the consent of the Issuer. In determining whether a proposed amendment would adversely affect any Class of Notes, the Indenture Trustee may rely conclusively on a certificate of an Executive Officer of the Issuer and an Opinion of Counsel.

(b)Notwithstanding any contrary provision of this Agreement, the Indenture Trustee shall not consent to any amendment to this Agreement unless it shall first have obtained a Rating Agency Confirmation.

(c)Promptly after the execution and delivery of any amendment by all parties thereto, the Indenture Trustee shall send a copy thereof to each Noteholder and to the Rating Agencies.

(d)It shall not be necessary for the consent of Noteholders under this Section 7.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization, execution and delivery thereof by Noteholders shall be subject to such reasonable regulations as the Indenture Trustee may prescribe.

(e)Each of the Indenture Trustee and the Servicer may, but shall not be obligated to, enter into any amendment pursuant to this Section 7.01 that affects its rights, duties and immunities under this Agreement or otherwise.

Section 7.02.   Counterparts.  For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (including, without limitation, via Portable Document Format or “PDF”) shall be as effective as delivery of a manually executed counterpart hereof.

Section 7.03.   Governing Law; Submission to Jurisdiction.

(a)THIS AGREEMENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK OR, IF SUCH FEDERAL COURTS DO NOT HAVE SUBJECT MATTER OR DIVERSITY JURISDICTION FOR A PARTICULAR PROCEEDING, IN THE STATE COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS AGREEMENT.

Section 7.04.   Notices.  Any communications provided for or permitted hereunder shall be in writing (including by facsimile) and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered to or, in the case of facsimile notice, when received: (i) in the case of the Servicer, Midland Loan Services, 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, Attention:

President, facsimile number: (913) 253-9733 with a copy to Andrascik & Tita LLC, 1425 Locust Street, Suite 26B, Philadelphia, Pennsylvania, 19102, Attention: Matthew Taylor; (ii) in the case of the Indenture Trustee, the Corporate Trust Office or at such other address as the Indenture Trustee may designate from time to time; (iii) in the case of the Initial Purchaser, RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, New York 10281, Attention: Donald Sivick, with a copy to King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, Attention: Michael Urschel, Esq. and (iv) in the case of the Rating Agencies, as set forth in Section 15.04(d) of the Indenture; or as to each such Person such other address or facsimile number as may hereafter be furnished by such Person to the parties hereto in writing. Any communication required or permitted to be delivered to a Noteholder shall be deemed to have been duly given when mailed first class, postage prepaid, to the address of such Holder as shown in the Note Register.

Section 7.05.   Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenant(s), agreement(s), provision(s) or term(s) shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Notes or the rights of the Holders thereof.

Section 7.06.   Successors and Assigns; Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns and the Obligors, the Manager and the Controlling Class Representative, as third party beneficiaries (with all right to enforce the obligations hereunder intended for their benefit as if a party hereto).

Section 7.07.   Article and Section Headings.  The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 7.08.   Notices to and from the Rating Agencies.  The Servicer shall furnish each Rating Agency such information with respect to the Notes as such Rating Agency shall reasonably request and which the Servicer can reasonably provide to the extent consistent with applicable law and the Transaction Documents. In any event, the Servicer shall notify each Rating Agency with respect to each of the following of which it has actual knowledge:

(i)any change in the lien priority of the Collateral securing the Notes;

(ii)any assumption of, or release or substitution of Collateral for, the Notes; and

(iii)the occurrence of an Event of Default under the Indenture.

Section 7.09.   Notices to Controlling Class Representative.  Upon request, including a one-time standby request, the Servicer, as the case may be, shall deliver to the Controlling Class Representative a copy of each notice or other item of information such Person is required to deliver to the Rating Agencies pursuant to Section 7.08, in each case simultaneously with the delivery thereof to the Rating Agencies. The Controlling Class Representative must compensate such Person for any costs involved in such delivery to the Controlling Class Representative.

Section 7.10.   Complete Agreement.  This Agreement embodies the complete agreement among the parties and may not be varied or terminated except by a written agreement conforming to the provisions of Section 7.01.  All prior negotiations or representations of the parties are merged into this Agreement and shall have no force or effect unless expressly stated herein.

Section 7.11.   No Petition.  Prior to the date that is one (1) year and one (1) day after the date on which the Indenture has been terminated in accordance with its terms and all Obligations thereunder and under the other Transaction Documents have been fully satisfied, the Servicer shall not institute, or join any other Person in instituting, or authorize a trustee or other Person acting on its behalf or on behalf of others to institute, any bankruptcy, reorganization, arrangement, insolvency, liquidation or receivership proceedings under the laws of the United States of America or any state thereof against any Obligor or the Guarantor.

Section 7.12.   Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

MIDLAND LOAN SERVICES, a division of PNC Bank, National Association, as Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely in its capacity as Indenture Trustee

By:	/s/ Rachel Simpson
Name: Rachel Simpson
Title: Vice President

[Signature Page to Servicing Agreement]

EXHIBIT A

FORM OF SERVICER REPORT

US-DOCS\100528002.8

MIDLAND LOAN SERVICES, INC.

Portfolio Name

Borrower Name

	ALLOCATIONS	Date
Cash Available for Distribution
Funds to/from the Advance Rents Reserve Account		Beginning	0.00
		Ending
Total Available for Distribution			0.00
Less Impositions and Insurance Payment			0.00
	Tax Escrow	0.00
	Insurance Escrow	0.00
		0.00
Less Indenture Trustee Fee & Servicer Payment & Other Servicing Fees			0.00
	Indenture Trustee Fee	0.00
	Servicing Fee	0.00
	Other Servicing Fee	0.00
	Transition Fee	0.00
Indenture Trustee & Servicer "unreimbursed" advances, including Advance interest		0.00
Additional Issuer Expenses		0.00
Purchase Money Debt Reserve(s)		0.00
		0.00
Funds from the Yield Maintenance Account(s)			0.00
Funds from the Site Acquisition Account(s)			0.00
Sub Total			0.00
Less Debt Service - Class of Notes pro rata based			0.00
Less Amount due Obligors for Operating Expenses and Other Amounts			0.00
Less Management Fee Payment			0.00
Less Approved Operating Expenses of the Asset Entities			0.00
Remaining Balance to the Cash Trap Reserve Sub-Account			0.00
Less Class A Monthly Amortization Amount			0.00
Less Amounts Due Each Class of Notes in Direct Alphabetical Order			0.00
Less Due Accrued Interest for Prior Interest Accrual Periods			0.00
Less Amount equal to the Aggregate Principal balance			0.00
Less Due to all of the Deferred Post-ARD Additional Interest Due on each Note			0.00
Less Due to any unpaid Prepayment Consideration			0.00
Remaining Balance at the direction of the Issuer			0.00

			MIDLAND LOAN SERVICES
TO:			EMAIL:
FROM:	Midland Loan Services, a PNC Real Estate Business		PHONE:
DATE:			FAX:
RE:			for	Distribution
			(next succeeding if non-business day)
Please disburse funds from account in accordance to the instructions below.
Debit		$ -
Credit	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
	(account name)	$0.00	(description)
ADDITIONAL ALLOCATIONS:
AMOUNTS TO BE WIRED:

Feel free to call me with any questions.
By:		Officer Approval:
Name:
Title:	Senior Loan Servicing Analyst
Prepared:
By		Treasury Approval:
Name:
Title:	Complex Loan Administration Team Lead

Member of The PNC Financial Services Group

10851 Mastin Boulevard, Suite 300  Overland Park,  KS  66210

www.pnc.com/midland

EXHIBIT B

FORM OF SPECIAL SERVICER REPORT

US-DOCS\100528002.8

1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16
Transaction ID	Group ID	Loan ID	Prospectus Loan ID	Distribution Date	Maturity Date	Liquidation/Prepayment Date	Liquidation/Prepayment Code	SS Total P&I Advance Outstanding	SS Total T&I Advance Outstanding	SS Other Expense Advance Outstanding	EMPTY FIELD	In Bankruptcy (Y/N)	Foreclosure Start Date	REO Date	Bankruptcy Date

17	18	19	20	21	22	23	24	25	26	27	28	29	30
Net Proceeds Received on Liquidation	Liquidation Expense	Realized Loss to Trust	Date of Last Modification	Modification Code	Modified Note Rate	Modified Payment Amount	Most Recent Valuation Date	Most Recent Valuation Source	Most Recent Value	ARA (Appraisal Reduction Amount)	ARA Date	Workout Strategy	Most Recent Special Servicer Transfer Date

31	32	33	34	35	36	37	38	39	40	41
Date Asset Expected to be Resolved or Foreclosed	Date of Assumption	SS Cumulative Accrued Unpaid Advance Interest	Closing Date of Original Document Permitted Extension	Balance When Sent Tto Special Servicer	Balance at Effective Date of Modification	Old Note Rate	Number of Months for Rate Change	Old P&I	Old Maturity Date	Total Months for Change of Modification

42	43	44	45	46	47	48	49	50	51	52	53	54	55	56
Estimated Future Interest Loss to Trust $ (Rate Reduction)	Liquidation Sales Price	EMPTY FIELD	Minor Adjustment Passed to Trust - Cumulative	EMPTY FIELD	Comments 1 - DLSR or REO	Comments 2	Comments 3	Comments 4	Comments 5	Comments 6	Comments 7 - HLMR/CML	EMPTY FIELD	Special Servicing Fee Rate	Special Servicing Fee No Days in Year

57	58	59	60	61	62	63	64	65	66	67	68	69	70	71	72
Special Servicing Fee No Days in Month	Special Servicing Fee Amount plus Adjustments	EMPTY FIELD	EMPTY FIELD	EMPTY FIELD	EMPTY FIELD	EMPTY FIELD	Workout Fee Rate	Workout Fee Amount	EMPTY FIELD	EMPTY FIELD	EMPTY FIELD	EMPTY FIELD	Liquidation Fee Proceeds	Liquidation Fee Rate	Liquidation Fee Amount

73	74	75	76	77	78	79	80
Most Recent Master Servicer Return Date	Amounts Due Servicer and Trustee	Amounts Held Back for Future Payment	Accrued Interest	Additional Trust Fund Expense	Current Period Adjustment to Trust	Date of Current Period Adjustment to Trust	Other (Shortfalls)/Refunds

EXHIBIT C

NOTICE OF ACKNOWLEDGMENT

US-DOCS\100528002.8

Notice and Acknowledgment

Reference is made to that certain Indenture, dated as of June 6, 2018 (as further amended, modified or supplemented from time to time, the “Indenture”), among LMRK Issuer Co III LLC, as issuer (the “Issuer”), the Asset Entities from time to time party thereto and Wilmington Trust, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and (ii) that certain Servicing Agreement, dated as of June 6, 2018 (as amended, modified or supplemented from time to time, the “Servicing Agreement”), between Midland Loan Services, a division of PNC Bank, National Association (the “Servicer”) and the Indenture Trustee.  Capitalized terms used but not defined herein which are defined in the Indenture shall have the meaning given thereto in the Indenture.

Pursuant to Section 4.06 of the Servicing Agreement, the Trustee hereby provides notice that the Controlling Class Representative has designated a Person (other than the Indenture Trustee) to replace any existing Servicer or any Servicer that has resigned or otherwise ceased to serve as Servicer.  A copy of the written notice of designation is attached hereto as Exhibit A.

[Remainder of Page Intentionally Blank; Signature Page Follows]

US-DOCS\100528002.8

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee

By:
Name:
Title:

US-DOCS\100528002.8

SCHEDULE A

Kroll Bond Rating Agency, Inc.

845 Third Avenue, 4th Floor

New York, New York 10022

US-DOCS\100528002.8

EXHIBIT A

[Designation Notice]

US-DOCS\100528002.8

EXHIBIT D

ACKNOWLEDGMENT OF PROPOSED SERVICER

US-DOCS\100528002.8

Acknowledgment of Proposed Servicer

Reference is made to that certain Indenture, dated as of June 6, 2018 (as further amended, modified or supplemented from time to time, the “Indenture”), among LMRK Issuer Co III LLC, as issuer (the “Issuer”), the Asset Entities from time to time party thereto and Wilmington Trust, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”) and (ii) that certain Servicing Agreement, dated as of June 6, 2018 (as amended, modified or supplemented from time to time, the “Servicing Agreement”), between Midland Loan Services, a division of PNC Bank, National Association (the “Servicer”) and the Indenture Trustee.  Capitalized terms used but not defined herein which are defined in the Indenture shall have the meaning given thereto in the Indenture.

Pursuant to Section 4.06 of the Servicing Agreement, the undersigned hereby acknowledges and accepts its designation to serve as successor servicer and, upon satisfaction of the conditions set forth in Section 4.06 of the Servicing Agreement, the undersigned accepts the appointment as servicer and is vested with the rights and assumes the obligations as servicer under the Servicing Agreement from and after such time.

[Remainder of Page Intentionally Blank; Signature Page Follows]

US-DOCS\100528002.8

[ ___ ], as successor servicer

By:
Name:
Title:

US-DOCS\100528002.8

SCHEDULE A

Kroll Bond Rating Agency, Inc.

845 Third Avenue, 4th Floor

New York, New York 10022

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: Corporate Trust Administration – Landmark 2018-1

Midland Loan Services, a division of

PNC Bank, National Association

10851 Mastin Street, Suite 300 Overland Park, Kansas, 66210

LMRK Issuer Co III LLC

2141 Rosecrans Ave #2100

El Segundo, California 90245

US-DOCS\100528002.8